Form 10-K, Exhibit 13
period 1995-01-28
ZIONS COOPERATIVE MERCANTILE INSTITUTION
filed 1995-05-19
CIK 109378

ZIONS COOPERATIVE MERCANTILE INSTITUTION


               Financial Statements as of January 28, 1995 and
               January 29, 1994 and for Each of the Three Years in the Period Ended January 28, 1995 and
               Independent Auditors' Report









INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Zions Cooperative Mercantile Institution:

We have audited the accompanying balance sheets of Zions Cooperative Mercantile Institution (ZCMI) as of January 28, 1995 and January 29, 1994, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 28, 1995. These financial statements are the responsibility of ZCMI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ZCMI at January 28, 1995 and January 29, 1994, and the results of its operations and its cash flows for each of the three years in the period ended January 28, 1995 in conformity with generally accepted accounting principles.






April 14, 1995


ZIONS COOPERATIVE MERCANTILE INSTITUTION


BALANCE SHEETS AS OF JANUARY 28, 1995 AND JANUARY 29, 1994


ASSETS                                                 1995         1994

CURRENT ASSETS:
  Cash and short-term investments (Note 1)          $2,698,893 $   5,315,486
  Accounts receivable (less allowance for doubtful
    accounts of $1,923,410 and $1,603,577, respectively)
                                                    54,678,782    52,621,267
  Inventories  (Note 1)                             46,411,994    39,011,730
  Prepaid expenses                                     760,540       837,138
  Deferred income taxes (Notes 1 and 3)              1,290,090     2,185,937

          Total current assets                     105,840,299    99,971,558

PROPERTY, PLANT, AND EQUIPMENT (Notes 1, 2, 4, and 7):
  Land                                                 177,058       915,986
  Buildings and improvements                         4,207,567     8,361,427
  Leasehold improvements                            13,314,084     7,565,113
  Furniture, fixtures, and equipment                14,399,848    12,351,089
  Leased property under capital leases              31,364,742    30,202,645
  Construction in progress                           2,330,506     1,966,229

          Total                                     65,793,805    61,362,489
Less accumulated depreciation and amortization      27,602,084    26,030,218

         Property, plant, and equipment - net       38,191,721    35,332,271
OTHER ASSETS                                           597,899       643,325

TOTAL                                          $   144,629,919 $ 135,947,154


See notes to financial statements.


ZIONS COOPERATIVE MERCANTILE INSTITUTION


BALANCE SHEETS AS OF JANUARY 28, 1995 AND JANUARY 29, 1994


LIABILITIES AND STOCKHOLDERS' EQUITY           1995         1994
CURRENT LIABILITIES:
  Accounts payable - trade               $   6,647,500 $  5,562,528
  Short-term borrowings - banks (Note 4)
                                            11,500,000   16,000,000
  Current portion of long-term debt (Note 4)
                                               145,685      278,281
  Current portion of
     obligations under capital leases
      (Notes 2 and 7)                        1,789,732    1,569,276
  Accrued liabilities:
    Salaries and commissions                 1,963,659    2,066,820
    Sales, payroll, and other taxes          3,804,817    3,904,853
    Income taxes payable (Note 1)            1,468,899    1,379,232
    Outstanding gift certificates            1,565,516    1,390,927
    Reserve for store closings (Note 2)        767,650    3,484,052
    Other (Note 6)                           4,772,199    3,380,924
  Deferred gain
     on sale and leaseback (Notes 1 and 2)   1,221,221    1,155,047

          Total current liabilities        35,646,878   40,171,940

LONG-TERM DEBT (Note 4)                    30,222,221   18,987,228

DEFERRED INCOME TAXES (Notes 1 and 3)       1,301,605    1,591,258

LONG-TERM DEFERRED GAIN ON SALE AND
  LEASEBACK (Notes 1 and 2)                 3,136,552    2,723,483

OBLIGATIONS UNDER CAPITAL LEASES
 (Notes 2 and 7)                           20,751,983   21,380,478

TOTAL LIABILITIES                          91,059,239   84,854,387

COMMITMENTS AND CONTINGENCIES (Note 2)

STOCKHOLDERS' EQUITY (Note 5):
  Capital stock - par value $.001; 5,000,000 shares authorized;
    2,150,322 and 2,135,776 shares issued at January 28,
    1995 and January 29, 1994, respectively     2,150        2,136
  Paid-in capital                          14,618,479   14,477,678
  Retained earnings                        38,950,051   36,612,953

        Stockholders' equity - net         53,570,680   51,092,767

TOTAL                               $     144,629,919 $135,947,154


See notes to financial statements.





ZIONS COOPERATIVE MERCANTILE INSTITUTION


STATEMENTS OF INCOME
FOR THE YEARS ENDED JANUARY 28, 1995, JANUARY 29, 1994, AND JANUARY 31, 1993

                                       1995          1994          1993
NET SALES AND OTHER INCOME
  (Notes 1, 2, and 7)         $    244,923,590 $  235,318,871 $ 221,830,198

COSTS AND EXPENSES (Note 7):
  Cost of merchandise sold         161,672,320    154,871,242   145,186,900
  Selling, general, and administrative expenses
    (Notes 2 and 6)                 74,782,477     69,793,529    67,904,462
  Store closing costs (Note 2)                      1,900,000     4,600,000
  Interest expense:
    Borrowings (Note 4)             2,088,029      1,393,485     1,512,608
    Capital leases (Note 2)         2,087,194      2,222,941     2,235,026
      Total costs and expenses     240,630,020    230,181,197   221,438,996

INCOME FROM OPERATIONS              4,293,570      5,137,674       391,202

GAIN ON SALE OF STORE (Note 4)      1,373,658

INCOME BEFORE INCOME TAX
  EXPENSE                           5,667,228      5,137,674       391,202

INCOME TAX EXPENSE (Notes 1 and 3)  2,042,977      1,984,800       100,200

NET INCOME                    $     3,624,251 $    3,152,874 $     291,002

NET INCOME PER SHARE (Note 1) $         1.69   $       1.46    $      0.13


See notes to financial statements.

ZIONS COOPERATIVE MERCANTILE INSTITUTION
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JANUARY 28, 1995, JANUARY 29, 1994, AND JANUARY 31, 1993

                     Capital Stock     Paid-In       Treasury Stock       Retained
                   Shares      Amount  Capital        Shares    Amount    Earnings
BALANCE
 FEBRUARY 1, 1992 2,168,942 $  2,169  $ 14,902,535    12,168 $ 221,110   $ 35,754,417
  Net income                                                                  291,002
  Cash dividends ($.60 a share)                                            (1,293,419)

BALANCE
 JANUARY 31, 1993 2,168,942    2,169    14,902,535    12,168   221,110     34,752,000

  Purchases of treasury stock                         20,998   205,562

  Net income                                                                3,152,874
  Cash dividends ($.60 a share)                                            (1,291,921)

  Retirement
  of treasury
  stock            (33,166)      (33)     (424,857)  (33,166) (426,672)

BALANCE
 JANUARY 29,1994 2,135,776     2,136    14,477,678      NONE     NONE      36,612,953

  Purchases of treasury stock                          1,500    14,202

  Issuance of capital stock including
    1,500 shares of
    treasury
    stock           14,546        14       140,801    (1,500)  (14,202)

  Net income                                                                3,624,251

  Cash dividends ($.60 a share)                                            (1,287,153)

BALANCE
 JANUARY 28,1995 2,150,322 $   2,150 $  14,618,479      NONE     NONE   $  38,950,051

See notes to financial statements.
       ZIONS COOPERATIVE MERCANTILE INSTITUTION

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 28, 1995, JANUARY 29, 1994, AND JANUARY 31, 1993

                                        1995        1994         1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                       $  3,624,251  $ 3,152,874 $   291,002
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization     3,969,509    3,900,135   3,645,533
    Deferred income taxes               606,194      522,401    (948,406)
    Amortization of deferred
      gain on sale and leaseback     (1,186,055)  (1,099,784)   (667,995)
    Provision for losses
      on accounts receivable          1,099,970      599,970     699,970
    Gain on sale of building         (1,373,658)
    Decrease (increase) in assets:
      Accounts receivable            (3,157,485)  (4,259,746)    326,630
      Inventories                    (7,400,264)  (2,273,623)    730,965
      Income tax refund receivable                               355,980
      Prepaid expenses                   76,598     (160,391)     20,324
      Other assets                       45,426       48,137    (109,176)
    Increase (decrease) in liabilities:
      Accounts payable - trade        1,084,972   (1,324,495)     24,911
      Accrued liabilities            (1,264,068)    (342,656)  6,134,801
       Net cash provided by
      (used in) operating activities (3,874,610)  (1,237,178) 10,504,539

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property, plant,
   and equipment                     (6,527,906)  (8,334,367)  (3,508,947)
 Proceeds from sale of property,
   plant, and equipment               3,900,000    6,056,638    4,298,163

       Net cash provided by
      (used in) investing activities (2,627,906)  (2,277,729)     789,216

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease)
   in short-term borrowings          (4,500,000)   9,000,000   (8,000,000)
  Proceeds from long-term debt       12,807,776
  Principal payments on
    long-term debt                   (1,705,379)   (256,125)    (236,496)
  Principal payments on
    obligations under capital leases  (1,570,136) (1,620,699)  (1,334,110)
  Proceeds from sale of capital stock    155,017
  Purchase of treasury stock             (14,202)   (205,562)
  Cash dividends                      (1,287,153) (1,291,921)  (1,293,419)

       Net cash provided by
      (used in) financing activities   3,885,923   5,625,693  (10,864,025)

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                    (2,616,593)  2,110,786      429,730

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                 5,315,486   3,204,700    2,774,970

CASH AND CASH EQUIVALENTS
  AT END OF YEAR                 $     2,698,893 $ 5,315,486 $  3,204,700

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the year for:
    Interest                         $ 3,949,228 $ 3,680,762 $  3,751,583
    Income taxes                       1,347,116   1,085,315          300

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
  Capital lease obligations incurred for the acquisition
    of property under capital lease  $ 1,162,097 $ 2,492,609
  Deferred gain on sale and leaseback of property, plant,
    and equipment                      1,665,298 $ 1,177,225    1,640,761
  Transfer of current portion of line of credit from long-term
    debt to short-term borrowings                  5,000,000
  Transfer from short-term borrowings to long-term debt         5,000,000

See notes to financial statements.
     ZIONS COOPERATIVE MERCANTILE INSTITUTION


NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   Inventories - Substantially all inventories are valued at the lower of cost or market, using the retail method, on the last-in, first-out (LIFO) basis. If the inventories had been valued on the first-in, first-out basis, total inventory values would have been approximately $5,900,000 and $6,700,000 higher at January 28, 1995 and January 29, 1994, respectively.

   Property,   Plant,  and  Equipment  -  Property,   plant,   and
   equipment are stated at cost. For financial statement purposes, the straight-line method of depreciation is used for buildings, and the sum-of-the-years digits and straight-line methods are used for leasehold improvements and furniture, fixtures, and equipment, over estimated useful lives ranging from 3 to 50 years. See Note 2 for information concerning leased property under capital leases.

   Net Sales and Other Income - Net sales includes proceeds, net of returns, from merchandise, services, and licensed departments. The sales of licensed departments amounted to approximately $20,423,000, $18,648,000, and $18,138,000 for the  years  ended  January  28, 1995,  January  29,  1994,  and
   January 31, 1993, respectively. Included in net sales are finance charges on retail credit accounts receivable totaling approximately $5,830,000, $5,893,000, and $5,837,000 for the years ended January 28, 1995, January 29, 1994, and January 31, 1993, respectively. Net sales and other income also include the amortization of deferred gain on sale and leaseback totaling approximately $1,186,000, $1,100,000, and $668,000 for the years ended January 28, 1995, January 29, 1994, and January 31, 1993, respectively (see Note 2).

   Net Income Per Share - Net income per share is based on weighted average shares outstanding of 2,148,202 for the year ended January 28, 1995, 2,153,325 for the year ended January 29, 1994, and 2,156,774 for the year ended January 31, 1993. Stock options have been excluded from the computation of per share amounts because they are antidilutive or because the dilutive effect is not material.

   Income  Taxes  -  In  February 1992, the  Financial  Accounting
   Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" (the "Statement") (see Note 3). Effective February 1, 1992, the Company adopted the provisions of the Statement. The adoption of the Statement on the Company's financial statements for the year ended January 31, 1993 was immaterial.

   Statements of Cash Flows - For purposes of the statements of cash flows, ZCMI considers short-term investments, all with original maturities of three months or less, to be cash equivalents.

   Fiscal Year - Effective January 29, 1994, ZCMI adopted a fiscal year ending on the Saturday nearest the end of January.

2. COMMITMENTS AND CONTINGENCIES

   ZCMI has noncancelable leases covering store premises, fixtures, and equipment which expire on various dates to 2017. Leases covering store premises contain provisions for additional annual lease payments based on a percentage of sales and have renewal options for various additional periods ranging up to 68 years.

   Minimum rentals of capital leases have been capitalized at the present value of the rentals at the inception of the lease and the obligation for such amount is recorded as a liability. Amortization of capital lease property, which is included with depreciation expense, is computed on the straight-line basis over the lease terms and interest expense is accrued on the basis of the outstanding lease obligation.

   Leased property under capital leases by major classes was as follows (see Note 7):

Year Ended                                 1995           1994
Buildings and improvements           $  15,747,559   $  15,747,559
Furniture, fixtures, and equipment      15,617,183      14,455,086
Total                                   31,364,742      30,202,645
Less accumulated amortization           16,006,822      14,069,663
Net assets under capital leases      $  15,357,920   $  16,132,982

   Approximate future minimum lease payments on both capital and noncancelable operating leases at January 28, 1995 were as follows:

                                  Capital        Operating
                                   Leases          Leases
Year ending:
  1996                        $    3,866,854  $    8,528,709
  1997                             4,097,214       8,850,625
  1998                             3,589,001       7,955,108
  1999                             3,090,501       6,834,498
  2000                             2,843,177       6,687,866
  Later years                     27,510,722      35,029,994

Total minimum lease payments      44,997,469  $   73,886,800
Less amount representing interest 22,455,754

Present value of net minimum
  lease payments                  22,541,715
Less current portion               1,789,732

Long-term portion              $  20,751,983

   Approximate total operating lease expense was as follows:

Year Ended                               1995         1994        1993
Minimum rentals on noncancelable
  operating leases                  $  8,025,000 $  7,224,000 $ 6,203,000
Contingent rentals on noncancelable
  operating leases                        55,000      101,000      62,000
Other operating lease expenses           700,000      598,000     571,000
Total                               $  8,780,000 $  7,923,000 $ 6,836,000

   Contingent rentals on capital leases, which were included in expense, totaled approximately $251,000, $253,000, and $244,000 for the years ended January 28, 1995, January 29, 1994, and January 31, 1993, respectively.

   During the years ended January 28, 1995, January 29, 1994, and January 31, 1993, ZCMI sold certain furniture, fixtures, and equipment with a net book value of approximately $35,000, $4,880,000, and $1,867,000 for approximately $1,700,000,
   $6,057,000,  and  $3,508,000,  respectively.   ZCMI  agreed  to
   lease back such furniture, fixtures, and equipment under operating lease agreements. The resulting gains on sale for the years ended January 28, 1995, January 29, 1994, and January 31, 1993 of approximately $1,665,000, $1,177,000, and
   $1,641,000, respectively, are being amortized over the lease terms ranging from 5 to 10 years. Amortization of gains on all sale leasebacks for the years ended January 28, 1995, January 29, 1994, and January 31, 1993 totaled approximately $1,186,000, $1,100,000, and $668,000, respectively.

   During the years ended January 29, 1994 and January 31, 1993, management decided to close several of ZCMI's specialty stores. Estimated closing expenses relating to these stores during the years ended January 29, 1994 and January 31, 1993 totaled approximately $1,900,000 and $4,600,000, respectively, of which approximately $768,000 and $3,484,000 were included in accrued liabilities at January 28, 1995 and January 29, 1994, respectively. In connection with the store closings and related termination and assignment of lease agreements to new lessees, ZCMI was required to guarantee the payment of the minimum lease payments by the new lessee totaling approximately $2,251,000 through July 2001. Also in connection with the store closings, ZCMI entered into a lease termination agreement with a lessor in May 1993. This agreement required a lump sum payment of $500,000 and monthly payments totaling $476,000 through February 1, 2001, which costs were accrued when the lease was terminated.

3. INCOME TAXES

   ZCMI has recorded net current deferred tax assets and net long-term deferred tax liabilities as of January 28, 1995 and January 29, 1994 as follows:

                                  1995                    1994
                                         Long-                  Long-
                            Current      Term      Current      Term
Deferred tax assets   $    1,290,090 $ 1,634,167 $ 2,185,937 $ 1,748,075
Deferred tax liabilities              (2,935,772)    None     (3,339,333)
Total                 $    1,290,090 $(1,301,605)$ 2,185,937 $(1,591,258)

   Deferred tax assets and liabilities as of January 28, 1995  and
   January   29,   1994  consisted  of  the  following   temporary
   differences and carryforward items:

                                          1995                    1994
                                               Long-                   Long-
Assets                              Current    Term       Current      Term
Allowance for doubtful accounts
  receivable                   $   721,277              $  554,840
Capitalized tax inv. costs          34,477                  51,803
Capital and operating leases treated
  differently for income tax purposes                              $ 1,350,371
Deferred gross profit on sale
  leaseback  transactions                   $ 1,634,167                397,704
Accrued vacation expense not
  currently  recognized for income
  tax purposes                     246,468                 272,774
Accrued store closing costs not
  currently recognized for income
  tax purposes                     287,868               1,306,520

Total                         $  1,290,090  $ 1,634,167 $2,185,937 $ 1,748,075

Liabilities

Accelerated tax depreciation
  and amortization                          $  (185,530)    None   $(3,339,333)
Capital and operating leases treated
  differently for income tax purposes        (2,750,242)

Total                           None        $(2,935,772)    None   $(3,339,333)

   Computed "expected" income taxes on income for financial reporting purposes are reconciled to income tax expense as follows:

                                                Year Ended
                                         1995        1994         1993
Federal income taxes at
 the statutory rate (35% for 1995
 and 1994; 34% for 1993)          $    1,983,530 $ 1,798,186 $    133,008
Increase (decrease) resulting from:
  State income taxes                     198,185     179,819       10,000
  Other                                 (138,738)      6,795      (42,808)

Income tax expense                $    2,042,977 $ 1,984,800 $    100,200

Consisting of:

Current:
  Federal                         $    1,274,744 $ 1,314,482 $    937,666
  State                                  162,039     147,917      110,940

  Total                                1,436,783   1,462,399    1,048,606

Deferred:
  Federal                                541,453     466,609     (848,164)
  State                                   64,741      55,792     (100,242)

  Total                                  606,194     522,401     (948,406)

Total expense                    $     2,042,977 $ 1,984,800 $    100,200

4. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

   Short-term borrowings and long-term debt consisted of the following at year end:

                                                  1995         1994
Unsecured notes payable to banks under lines of credit,
  due at various dates through October 1996  $  40,307,777 $ 27,000,000
Unsecured term loan, 6.15%, due on February 10, 1994          5,000,000
Mortgage note, 8%, due in monthly installments
  through March 1, 2002 and paid in full
  during 1994 upon the sale of the
  Ogden, Utah store"                             1,571,752
Mortgage note, 8%, due in monthly installments
  through February 1, 2003                       1,560,129    1,693,757

Total                                           41,867,906   35,265,509
Less current portion                            11,645,685   16,278,281

Long-term portion                            $  30,222,221 $ 18,987,228

   Interest rates on the borrowings under lines of credit are negotiable. At January 28, 1995 and January 29, 1994, interest rates on these borrowings averaged 7.0% and 4.1%, respectively.

   Land and buildings with net book values of approximately $2,219,000 and $4,380,000 at January 28, 1995 and January 29,
   1994, respectively, were pledged as collateral to the mortgage notes.

   Short-term borrowings and long-term debt at January 28, 1995 matures as follows:
                                                  Amount
Year ending:
  1996                                       $  11,645,685
  1997                                          28,964,509
  1998                                             169,740
  1999                                             183,828
  2000                                             199,086
  Thereafter                                       705,058

  Total                                      $  41,867,906

   ZCMI had unused lines of credit available with various banks totaling approximately $8,700,000 at January 28, 1995. This amount is generally available at the prime interest rate or lower. In addition to the lines of credit, ZCMI had available letters of credit totaling $1,500,000. Open letters of credit at January 28, 1995 amounted to approximately $872,000.

5. EMPLOYEE STOCK OPTIONS

   ZCMI had an incentive stock option plan for its key employees which expired in 1992, under which options to purchase capital stock were granted at a price not less than fair market value on the date of grant. Changes in options to shares granted under the plan and other related information were as follows:

Year Ended                                 1995        1994          1993
Options outstanding - beginning of year   19,900      29,800        47,940
Granted                                    None        None         None
Exercised                                  None        None         None
Forfeited                                 (1,000)     (9,900)      (18,140)

Options outstanding - end of year         18,900      19,900        29,800
Options exercisable                       18,900      19,900        29,800
Price range of outstanding options        $14.00      $14.00        $12.67
                                            to          to            to
                                          $16.50      $16.50        $16.50

6. EMPLOYEE BENEFIT PLANS

   ZCMI has a trusteed, noncontributory retirement plan covering substantially all of its employees. Benefits are based on years of service and compensation history. ZCMI's funding policy is to contribute annually the minimum amount required by law.

   The components of the net pension cost for the years ended January 28, 1995, January 29, 1994, and January 31, 1993 were as follows:

Year Ended                                        1995       1994      1993
Service cost - benefits earned during year    $  562,000 $  456,000 $  459,000
Interest cost on projected benefit obligation  1,876,000  1,832,000  1,728,000
Actual return on plan assets                    (596,000)(1,723,000)(1,362,000)
Net amortization and deferral                 (1,205,000)  (247,000)  (618,000)

Net periodic pension cost                    $   637,000 $  318,000  $ 207,000

   Actuarial assumptions used at January 1, 1994, 1993,  and  1992 to compute the above information were:

                                       1994       1993           1992

Weighted average discount rate          8.0%       9.0%           9.0%
Rate of increase in compensation levels 4.0%       6.0%           6.0%
Expected long-term rate of return
 on assets                              9.5%       9.5%           9.5%

   The following table sets forth the funded status and amounts recognized in ZCMI's balance sheets at January 28, 1995 and January 29, 1994, respectively, as of the actuarial valuation dates shown:

                              January 1,          1995        1994
Actuarial present value of benefit obligations:

  Vested benefit obligation                  $(21,265,000) $(22,326,000)

  Accumulated benefit obligation             $(21,445,000) $(22,537,000)
  Projected benefit obligation               $(22,145,000) $(23,398,000)

  Plan assets at fair value -
     primarily U.S. bonds                      19,417,000    20,290,000
  Plan assets less than projected
     benefit obligation                        (2,728,000)   (3,108,000)
  Unrecognized prior service costs               (375,000)     (464,000)
  Unrecognized net loss                         3,667,000     4,959,000

  Unrecognized net obligation at February 1, 1986
    being recognized over 15 years             (1,112,000)   (1,298,000)

Pension asset (liability) recognized
    in the balance sheet                     $   (548,000) $     89,000

   Actuarial assumptions used at January 1, 1995 and 1994 to compute the above information were:

                                            1995      1994

Weighted average discount rate               9.0%      8.0%
Rate of increase in compensation levels      4.0%      4.0%

   ZCMI has an employees' savings plan, which is a qualified, contributory savings plan based on Section 401(k) of the Internal Revenue Code. Total ZCMI contributions for the years ended January 28, 1995, January 29, 1994, and January 31, 1993 were approximately $199,000, $195,000, and $184,000, respectively. During the year ended January 29, 1994, ZCMI amended its plan to allow employees the option to purchase ZCMI stock. The amended plan also allows ZCMI to elect to contribute shares of its common stock, at current market prices, into the fund for up to 100% of the employer matching contributions made to the plan for any period. At January 28, 1995, no shares have been contributed to this fund.

7. RELATED PARTY TRANSACTIONS

   ZCMI's Downtown Store and Service Center, with net book values of approximately $8,316,000 and $8,710,000 at January 28, 1995 and January 29, 1994, respectively, are leased from a major stockholder under capital leases. Included in obligations under capital leases are approximately $14,185,000 and
   $14,364,000  at  January  28,  1995  and  January   29,   1994,
   respectively, pertaining to these leases. Lease payments of approximately $1,906,000, $1,908,000, and $1,899,000 were made on these leases for the years ended January 28, 1995, January 29, 1994, and January 31, 1993, respectively. Included in costs and expenses are transactions with companies in which a major ZCMI stockholder has a significant interest totaling approximately $3,156,000, $2,806,000, and $1,779,000 for the years ended January 28, 1995, January 29, 1994, and January 31, 1993, respectively. Included in net sales are transactions with major ZCMI stockholders totaling approximately $351,000, $409,000, and $439,000 for the years ended January 28, 1995, January 29, 1994, and January 31, 1993, respectively.


                            * * * * * *