Form 10-K, Exhibit 13
period 1996-02-03
ZIONS COOPERATIVE MERCANTILE INSTITUTION
filed 1996-05-02
CIK 109378

ZIONS COOPERATIVE
MERCANTILE INSTITUTION
Financial Statements as of February 3, 1996 and January 28, 1995 and for Each of the Three Years in the Period Ended February 3, 1996 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Stockholders of Zions Cooperative Mercantile Institution:

We have audited the accompanying balance sheets of Zions Cooperative Mercantile Institution (ZCMI) as of February 3, 1996 and January 28, 1995, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended February 3, 1996. These financial statements are the responsibility of ZCMI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of ZCMI at February 3, 1996 and January 28, 1995, and the results of its operations and its cash flows for each of the three years in the period ended February 3, 1996 in conformity with generally accepted accounting principles.


April 29, 1996

ZIONS COOPERATIVE MERCANTILE INSTITUTION

BALANCE SHEETS AS OF FEBRUARY 3, 1996 AND JANUARY 28, 1995

ASSETS                                               1996             1995

CURRENT ASSETS:
  Cash and short-term investments (Note 1)        $ 2,698,087      $ 2,698,893
  Accounts receivable (less allowance for doubtful
  accounts of $1,307,360 and $1,923,410,
  respectively)                                    50,721,239       54,678,782
  Inventories  (Note 1)                            45,877,368       46,411,994
  Prepaid expenses                                  1,320,685          760,540
  Deferred income taxes (Notes 1, 3 and 6)          2,015,807        1,290,090
          Total current assets                    102,633,186      105,840,299

PROPERTY, PLANT, AND EQUIPMENT (Notes 1, 2, 4 and 7):
  Land                                                177,058          177,058
  Buildings and improvements                        4,241,162        4,207,567
  Leasehold improvements                           14,634,910       13,314,084
  Furniture, fixtures, and equipment                9,520,103       14,399,848
  Leased property under capital leases             31,364,742       31,364,742
  Construction in progress                          1,110,448        2,330,506
          Total                                    61,048,423       65,793,805
Less accumulated depreciation and amortization     27,774,562       27,602,084

          Property, plant, and equipment - net     33,273,861       38,191,721

OTHER ASSETS                                          597,899          597,899












TOTAL                                           $136,504,946     $144,629,919


See notes to financial statements.                      (Continued)

ZIONS COOPERATIVE MERCANTILE INSTITUTION

BALANCE SHEETS AS OF FEBRUARY 3, 1996 AND JANUARY 28, 1995

LIABILITIES AND STOCKHOLDERS' EQUITY                   1996            1995

CURRENT LIABILITIES:
  Accounts payable - trade                        $ 7,370,076     $ 6,647,500
  Short-term borrowings - banks (Note 4)            2,500,000      11,500,000
  Current portion of long-term debt (Note 4)          310,654         145,685
  Current portion of obligations under
      capital leases (Notes 2 and 7)                2,291,330       1,789,732
  Accrued liabilities:
    Salaries and commissions                        1,705,579       1,963,659
    Sales, payroll, and other taxes                 1,391,011       3,804,817
    Income taxes payable (Notes 1 and 3)              400,000       1,468,899
    Outstanding gift certificates                   1,611,472       1,565,516
    Reserve for store closings (Note 2)               205,332         767,650
    Pension liability (Note 6)                      1,625,000         548,000
    Other                                           3,837,483       4,224,199
  Deferred gain on sale and leaseback
    (Notes 1 and 2)                                 1,608,136       1,221,221

          Total current liabilities                24,856,073      35,646,878

LONG-TERM DEBT (Note 4)                             37,886,428     30,222,221

DEFERRED INCOME TAXES (Notes 1 and 3)                  682,863      1,301,605

LONG-TERM DEFERRED GAIN ON SALE AND
  LEASEBACK (Notes 1 and 2)                          3,497,593      3,136,552

OBLIGATIONS UNDER CAPITAL LEASES (Notes 2 and 7)    18,519,845     20,751,983

TOTAL LIABILITIES                                   85,442,802     91,059,239

COMMITMENTS AND CONTINGENCIES (Note 2)

STOCKHOLDERS' EQUITY (Note 5):
 Capital stock - par value $.001; 5,000,000 shares authorized;
  2,159,745 and 2,150,322 shares issued at February 3,
  1996 and January 28, 1995, respectively               2,160           2,150
  Paid-in capital                                  14,729,203      14,618,479
  Pension liability adjustment (Note 6)            (1,908,750)
  Retained earnings                                38,239,531      38,950,051

          Stockholders' equity - net               51,062,144      53,570,680

TOTAL                                           $ 136,504,946    $144,629,919


See notes to financial statements.      (Concluded)

ZIONS COOPERATIVE MERCANTILE INSTITUTION


STATEMENTS OF INCOME
FOR THE YEARS ENDED FEBRUARY 3, 1996, JANUARY 28, 1995, AND JANUARY 29, 1994


                                   1996           1995           1994

NET SALES AND OTHER INCOME
  (Notes 1, 2, and 7)         $ 254,371,323  $ 244,923,590  $ 235,318,871

COSTS AND EXPENSES (Note 7):
  Cost of merchandise sold      171,161,111    161,672,320    154,871,242
  Selling, general, and
  administrative expenses
    (Notes 2 and 6)              77,417,255     74,782,477     69,793,529
  Store closing costs (Note 2)                                  1,900,000
  Interest expense:
    Borrowings (Note 4)           2,938,466      2,088,029      1,393,485
    Capital leases (Note 2)       2,072,060      2,087,194      2,222,941

     Total costs and expenses   253,588,892    240,630,020    230,181,197

INCOME FROM OPERATIONS              782,431      4,293,570      5,137,674

GAIN ON SALE OF STORE                            1,373,658

INCOME BEFORE INCOME TAX
  EXPENSE                           782,431      5,667,228      5,137,674

INCOME TAX EXPENSE (Notes 1 and 3)  200,791      2,042,977      1,984,800

NET INCOME                     $    581,640  $   3,624,251  $   3,152,874

NET INCOME PER SHARE (Note 1)  $       0.27  $        1.69  $        1.46


See notes to financial statements.

ZIONS COOPERATIVE MERCANTILE INSTITUTION


STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED FEBRUARY 3, 1996, JANUARY 28, 1995, AND JANUARY 29, 1994

                                                       Pension
     Capital Stock       Paid-in   Treasury Stock     Liability   Retained
     Shares    Amount    Capital   Shares    Amount   Adjustment  Earnings

BALANCE, FEBRUARY 1, 1993
   2,168,942  $ 2,169 $14,902,535  12,168  $ 221,110      NONE    $34,752,000

  Purchases of treasury stock      20,998    205,562

  Net income                                                        3,152,874

  Cash dividends ($.60 a share)                                    (1,291,921)

  Retirement of  treasury stock
     (33,166)     (33)   (424,857)(33,166)  (426,672)

BALANCE,  JANUARY 29, 1994
   2,135,776    2,136  14,477,678   NONE       NONE       NONE     36,612,953

  Purchases of treasury stock       1,500     14,202

  Issuance of capital stock including
    1,500 shares of  treasury stock
      14,546       14     140,801  (1,500)   (14,202)

  Net income                                                        3,624,251

  Cash dividends ($.60 a share)                                    (1,287,153)


BALANCE,  JANUARY 28, 1995
   2,150,322    2,150   14,618,479   NONE      NONE       NONE     38,950,051

  Purchases of treasury stock       5,350     54,035

  Issuance of capital stock
    including 5,350 shares of
    treasury stock
       9,423       10      110,724 (5,350)   (54,035)

  Pension liability adjustment (Note 6)              $(1,908,750)

  Net income                                                          581,640

  Cash dividends ($.60 a share)                                    (1,292,160)

BALANCE, FEBRUARY 3, 1996
   2,159,745   $2,160  $14,729,203  NONE       NONE  $(1,908,750) $38,239,531


See notes to financial statements.

ZIONS COOPERATIVE MERCANTILE INSTITUTION

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 3, 1996, JANUARY 28, 1995, AND JANUARY 29, 1994

                                        1996         1995        1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                          $581,640    $3,624,251  $3,152,874
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
     Depreciation and amortization   4,457,778     3,969,509   3,900,135
     Deferred income taxes            (199,209)      606,194     522,401
     Amortization of deferred gain on sale
     and leaseback                  (1,302,992)   (1,186,055) (1,099,784)
    Gain on sale of store                         (1,373,658)
    Change in operating assets and liabilities:
        Accounts receivable          3,957,543    (2,057,515) (3,659,776)
        Inventories                    534,626    (7,400,264) (2,273,623)
        Prepaid expenses              (560,145)       76,598    (160,391)
        Other assets                                  45,426      48,137
        Accounts payable - trade       722,576     1,084,972  (1,324,495)
        Accrued liabilities         (6,620,863)   (1,264,068)   (342,656)

          Net cash provided by (used in)
           operating activities      1,570,954    (3,874,610) (1,237,178)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and
   equipment                        (2,528,970)   (6,527,906) (8,334,367)
Proceeds from sale of property, plant,
   and equipment                     5,040,000     3,900,000   6,056,638

    Net cash provided by (used in)
       investing activities          2,511,030    (2,627,906) (2,277,729)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in short-term
    borrowings                      (9,000,000)   (4,500,000)  9,000,000
  Proceeds from long-term debt       8,093,095    12,807,776
  Principal payments on long-term debt(263,919)   (1,705,379)   (256,125)
  Principal payments on obligations under
    capital leases                  (1,730,540)   (1,570,136) (1,620,699)
  Proceeds from sale of capital
    stock                              164,769       155,017
  Purchase of treasury stock           (54,035)      (14,202)   (205,562)
  Cash dividends                    (1,292,160)   (1,287,153) (1,291,921)

    Net cash provided by (used in)
     financing activities           (4,082,790)    3,885,923   5,625,693

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                        (806)   (2,616,593)  2,110,786

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                  2,698,893     5,315,486   3,204,700

CASH AND CASH EQUIVALENTS AT END
  OF YEAR                           $2,698,087    $2,698,893  $5,315,486

                 (Continued)

ZIONS COOPERATIVE MERCANTILE INSTITUTION


STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 3, 1996, JANUARY 28, 1995, AND JANUARY 29, 1994


                                             1996       1995       1994
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION:
  Cash paid during the year for:
    Interest                             $5,077,498  $3,949,228  $3,680,762
    Income taxes                          1,468,899   1,347,116   1,085,315

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital lease obligations incurred for
   the acquisition of property under capital
   lease                                             $1,162,097
  Deferred gain on sale and leaseback of
   property, plant, and equipment        $2,050,948  $1,665,298  $1,177,225
  Transfer of current portion of line of
   credit from long-term debt to
   short-term borrowings                                          5,000,000
  Increase in accrued liabilities and
   corresponding decrease in stockholders'
   equity due to pension liability
   adjustment (Note 6)                    3,054,000
  Increase in deferred tax assets and
    corresponding increase in stockholders'
    equity due to pension liability
    adjustment (Note 6)                  (1,145,250)


See notes to financial statements.             (Concluded)

ZIONS COOPERATIVE MERCANTILE INSTITUTION
NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED FEBRUARY 3, 1996

1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
Nature of Operations - Zions Cooperative Mercantile Institution (ZCMI) was organized as a Utah corporation in 1868 and was the first full-line department store in the United States. ZCMI is in the retail line of business, operating both full-line conventional department stores and men's and women's ready to wear specialty stores and outlet stores. The full-line conventional department stores are located in Salt Lake City and Ogden, Utah and in regional shopping centers in the suburban Salt Lake City, Orem, Logan, Sandy, Layton, and St. George, Utah areas and in Pocatello and Idaho Falls, Idaho. The specialty and outlet stores are located in Provo and St. George, Utah.

Use of Estimates in Preparing Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories - Substantially all inventories are valued at the lower of cost or market, using the retail method, on the last-in, first-out (LIFO) basis. If the inventories had been valued on the first-in, first-out basis, total inventory values would have been approximately $6,500,000 and $5,900,000 higher at Feb.
3, 1996 and January 28, 1995, respectively.

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

Net Sales and Other Income - Net sales includes proceeds, net of returns, from merchandise, services, and licensed departments. The sales of licensed departments amounted to approximately $21,690,000, $20,423,000, and $18,648,000 for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively. Included in net sales are finance charges on retail credit accounts receivable totaling approximately $5,716,000, $5,830,000, and $5,893,000 for the years ended Feb. 3, 1996, Jan. 28, 1995, and Jan. 29, 1994, respectively. Net sales and other income also include the amortization of deferred gain on sale and leaseback totaling approximately $1,303,000, $1,186,000, and $1,100,000 for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively (see Note 2).

Income Taxes - ZCMI accounts for its taxes based on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The Statement requires an asset and liability approach for financial accounting and reporting for income taxes.

Net Income Per Share - Net income per share is based on weighted average shares outstanding of 2,153,600 for the year ended February 3, 1996, 2,148,202 for the year ended January 28, 1995, and 2,153,325 for the year ended January 29, 1994. Stock options have been excluded from the computation of per share amounts because they are antidilutive or because the dilutive effect is not material. Statements of Cash Flows - For purposes of the statements of cash flows, ZCMI considers short-term investments, all with original maturities of three months or less, to be cash equivalents.

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

Leased property under capital leases by major classes was as follows (see Note
7):

                                                Year Ended
                                                 1996          1995

Buildings and improvements                   $ 15,747,559  $ 15,747,559
Furniture, fixtures, and equipment             15,617,183    15,617,183

Total                                          31,364,742    31,364,742
Less accumulated amortization                  18,114,174    16,006,822

Net assets under capital leases              $ 13,250,568  $ 15,357,920

Approximate future minimum lease payments on both capital and noncancelable operating leases at February 3, 1996 were as follows:

                                           Capital       Operating
                                           Leases        Leases
Year ending:
  1997                                  $ 4,097,214   $10,212,372
  1998                                    3,589,001     9,316,855
  1999                                    3,090,501     8,196,245
  2000                                    2,843,177     7,906,227
  2001                                    2,283,789     8,223,276
  Later years                            25,226,933    33,232,450

Total minimum lease payments             41,130,615  $ 77,087,425
Less amount representing interest        20,319,440

Present value of net minimum lease
payments                                 20,811,175
Less current portion                      2,291,330

Long-term portion                       $18,519,845

Approximate total operating lease expense was as follows:

                                                Year Ended
                                         1996      1995        1994

Minimum rentals on noncancelable
  operating leases                 $ 8,773,000  $ 8,025,000  $7,224,000
Contingent rentals on noncancelable
  operating leases                      99,000       55,000     101,000
Other operating lease expenses         696,000      700,000     598,000

Total                              $ 9,568,000  $ 8,780,000  $7,923,000

Contingent rentals on capital leases, which were included in expense, totaled approximately $251,000, $251,000, and $253,000 for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively.

During the years ended February 3, 1996, January 28, 1995, and January 29, 1994, ZCMI sold certain furniture, fixtures, and equipment with a net book value of approximately $2,989,000, $35,000, and $4,880,000 for approximately $5,040,000,
$1,700,000, and $6,057,000, respectively. ZCMI agreed to lease back such furniture, fixtures, and equipment under operating lease agreements. The resulting gains on sale for the years ended February 3, 1996, January 28, 1995, and January 29, 1994 of approximately $2,051,000, $1,665,000, and $1,177,000, respectively, are being amortized over the lease terms ranging from 5 to 10 years. Amortization of gains on all sale leasebacks for the years ended February 3, 1996, January 28, 1995, and January 29, 1994 totaled approximately $1,303,000, $1,186,000, and $1,100,000, respectively.

During the year ended January 29, 1994, management decided to close several of ZCMI's specialty stores. Estimated closing expenses relating to these stores during the year ended January 29, 1994 totaled approximately $1,900,000, of which approximately $205,000 and $768,000 were included in accrued liabilities at February 3, 1996 and January 28, 1995, respectively. In connection with the store closings and related termination and assignment of lease agreements to new lessees, ZCMI was required to guarantee the payment of the minimum lease payments by the new lessees totaling approximately $1,306,000 through July 2001. Also in connection with the store closings, ZCMI entered into a lease termination agreement with a lessor in May 1993. This agreement required a lump sum payment of $500,000 and payments through February 1, 2001 totaling approximately $165,000 and $197,000 as of February 3, 1996 and January 28, 1995, respectively. These payments are included in accrued liabilities as of February 3, 1996 and January 28, 1995.

3.   INCOME TAXES
ZCMI has recorded current deferred tax assets and net long-term deferred tax liabilities as of February 3, 1996 and January 28, 1995 as follows:

                                1996                     1995
                                     Long-                    Long-
                         Current     Term         Current     Term

Deferred tax assets   $ 2,015,807 $ 2,902,983  $ 1,290,090 $ 1,634,167
Deferred tax liabilities           (3,585,846)              (2,935,772)

Total                 $ 2,015,807 $  (682,863) $ 1,290,090 $(1,301,605)

Deferred tax assets and liabilities as of February 3, 1996 and January 28, 1995 consisted of the following temporary differences and carryforward items:

                                          1996                1995
                                              Long-                 Long-
Assets                              Current   Term        Current   Term

Allowance for doubtful
  accounts receivable          $   489,214             $  721,277
Capitalized tax inventory costs                            34,477
Deferred gross profit on sale
  leaseback  transactions                  $ 1,914,648            $ 1,634,167
Accrued vacation expense
  not currently  recognized
  for income tax purposes          286,527                 246,468
Accrued store closing costs
  not currently  recognized
  for income tax purposes           77,243                 287,868
Accrued legal costs                 17,573
Pension liability adjustment
  (see Note 6)                   1,145,250
Net property, plant, and
  equipment for tax in
  excess of financial
  reporting                                    988,335
Total                          $ 2,015,807 $ 2,902,983 $ 1,290,090 $ 1,634,167

Liabilities

Net property, plant, and
  equipment for financial
  reporting in excess of tax                          $   (185,530)
Capital and operating leases
  treated differently for
  income tax purposes                      $(3,585,846)             (2,750,242)

Total                              None    $(3,585,846)     None   $(2,935,772)


Computed "expected" income taxes on income for financial reporting purposes are reconciled to income tax expense as follows:

                                                 Year Ended
                                                 1996      1995       1994

Federal income taxes at the statutory rate  $  274,327 $ 1,983,530 $ 1,798,186
Increase (decrease) resulting from:
  State income taxes                            27,377     198,185     179,819
  Other                                       (100,913)   (138,738)      6,795

Income tax expense                          $  200,791 $ 2,042,977 $ 1,984,800

Consisting of:

Current:
  Federal                                   $  357,280 $ 1,274,744 $ 1,314,482
  State                                         42,720     162,039     147,917

  Total                                        400,000   1,436,783   1,462,399
Deferred:
  Federal                                     (177,933)    541,453     466,609
  State                                        (21,276)     64,741      55,792

  Total                                       (199,209)    606,194     522,401

Total expense                              $   200,791 $ 2,042,977 $ 1,984,800





4.   SHORT-TERM BORROWINGS AND LONG-TERM DEBT
Short-term borrowings and long-term debt consisted of the following at year end:

                                                     1996      1995

Unsecured notes payable to banks under lines
  of credit, due at various dates through
  October 1996                                 $ 37,800,873 $ 40,307,777
Mortgage note, 8%, due in monthly installments
  through February 2003                           1,402,819    1,560,129
Note payable, 10.255%, due in quarterly
  installments through December 2002              1,493,390

Total                                            40,697,082   41,867,906
Less current portion                              2,810,654   11,645,685

Long-term portion                              $ 37,886,428 $ 30,222,221


Interest rates on the borrowings under lines of credit are negotiable. At February 3, 1996 and January 28, 1995, interest rates on these borrowings averaged 6.7% and 7.0%, respectively.

Land and buildings with net book values of approximately $2,140,000 and $2,219,000 at February 3, 1996 and January 28, 1995, respectively, were pledged as collateral to the mortgage notes. Furniture, fixtures, and equipment with a net book value of approximately $1,528,000 at February 3, 1996 was pledged as collateral on the note payable having a balance of $1,493,390 as of February 3, 1996.

Short-term borrowings and long-term debt at February 3, 1996 matures as follows:

                                                  Amount
Year ending:
  1997                                        $  2,810,654
  1998                                          35,624,713
  1999                                             369,438
  2000                                             404,474
  2001                                             442,887
  Thereafter                                     1,044,916

  Total                                       $ 40,697,082


ZCMI had unused lines of credit available with various banks totaling approximately $15,700,000 at February 3, 1996. This amount is generally available at the prime interest rate or lower. In addition to the lines of credit, ZCMI had available letters of credit totaling $1,500,000. Open letters of credit at February 3, 1996 amounted to approximately $338,000.

5.   EMPLOYEE STOCK OPTIONS

ZCMI had an incentive stock option plan for its key employees which expired in 1992, under which options to purchase capital stock were granted at a price not less than fair market value on the date of grant. Changes in options to shares granted under the plan and other related information were as follows:

                                                     Year Ended
                                              1996      1995      1994

Options outstanding - beginning of year      18,900    19,900    29,800
Granted                                       None      None      None
Exercised                                     None      None      None
Forfeited                                   (13,900)   (1,000)   (9,900)

Options outstanding - end of year             5,000    18,900    19,900

Options exercisable                           5,000    18,900    19,900

Price range of outstanding options           $16.50    $14.00    $14.00
                                                         to        to
                                                       $16.50    $16.50

6.   EMPLOYEE BENEFIT PLANS

ZCMI has a trusteed, noncontributory retirement plan covering substantially all of its employees. Benefits are based on years of service and compensation history. ZCMI's funding policy is to contribute annually the minimum amount required by law.
The components of the net pension cost for the years ended February 3, 1996, January 28, 1995, and January 29, 1994 were as follows:

                                                     Year Ended
                                               1996        1995       1994

Service cost - benefits earned during year $  445,000  $  562,000  $  456,000
Interest cost on projected benefit
 obligation                                 1,975,000   1,876,000   1,832,000
Actual return on plan assets               (3,522,000)   (596,000) (1,723,000)
Net amortization and deferral               1,500,000  (1,205,000)   (247,000)

Net periodic pension cost                  $  398,000  $  637,000  $  318,000


Actuarial assumptions used at January 1, 1995, 1994, and 1993 to compute the above information were:

                                                 1995      1994      1993

Weighted average discount rate                   9.0%      8.0%      9.0%
Rate of increase in compensation levels          4.0%      4.0%      6.0%
Expected long-term rate of return on assets      9.5%      9.5%      9.5%

The following table sets forth the funded status and amounts recognized in ZCMI's balance sheets at February 3, 1996 and January 28, 1995, respectively, as of the actuarial valuation dates shown:

                                                       January 1,
                                                     1996         1995

Actuarial present value of benefit obligations:

  Vested benefit obligation                    $(24,889,000) $ (21,265,000)

  Accumulated benefit obligation               $(25,200,000) $ (21,445,000)

  Projected benefit obligation                 $(26,025,000) $ (22,145,000)

  Plan assets at fair value                      23,575,000     19,417,000

  Plan assets less than projected benefit
   obligation                                    (2,450,000)    (2,728,000)

  Unrecognized prior service costs                 (286,000)      (375,000)

  Unrecognized net loss                           5,092,000      3,667,000

  Unrecognized net obligation at February 1, 1986
    being recognized over 15 years                 (927,000)    (1,112,000)

  Additional liability for unfunded accumulated
    benefit obligation                           (3,054,000)

Pension liability recognized in the balance
sheet                                         $  (1,625,000) $    (548,000)


Actuarial assumptions used at January 1, 1996 and 1995 to compute the above information were:

                                                       1996      1995

Weighted average discount rate                         7.75 %    9.0 %
Rate of increase in compensation levels                4.00 %    4.0 %


During the year ended February 3, 1996, ZCMI recognized the additional minimum liability aspects of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" (SFAS No. 87). SFAS No. 87 requires the recognition of an additional pension liability in the amount of the unfunded accumulated benefit obligation in excess of accrued pension liability with an equal amount to be recognized as either an intangible asset or a reduction of equity. Based upon plan actuarial and asset information as of February 3, 1996, ZCMI recorded an increase to the pension liability of $3,054,000 and a decrease to stockholders' equity of $1,908,750 ($3,054,000 less applicable deferred tax asset of $1,145,250 related to the additional pension expense recognized for financial statement purposes).

ZCMI has an employees' savings plan, which is a qualified, contributory savings plan based on Section 401(k) of the Internal Revenue Code. Total ZCMI contributions for the years ended February 3, 1996, Jan. 28, 1995, and January 29, 1994 were approximately $204,000, $199,000, and $195,000, respectively.
During the year ended January 29, 1994, ZCMI amended its plan to allow employees the option to purchase ZCMI stock. The amended plan also allows ZCMI to elect to contribute shares of its common stock, at current market prices, into the plan for up to 100% of the employer matching contributions made to the plan for any period. As of February 3, 1996, no shares have been contributed to this plan.

7.                      RELATED PARTY TRANSACTIONS

ZCMI's Downtown Store and Service Center, with net book values of approximately $7,922,000 and $8,316,000 at February 3, 1996 and January 28, 1995, respectively, are leased from a major stockholder under capital leases. Included in obligations under capital leases are approximately $13,988,000 and $14,185,000 at February 3, 1996 and January 28, 1995, respectively, pertaining to these leases. Lease payments of approximately $1,906,000, $1,906,000, and $1,908,000 were made on these leases for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively. Included in costs and expenses are transactions with companies in which a major ZCMI stockholder has a significant interest totaling approximately $2,984,000, $3,156,000, and $2,806,000 for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively. Included in net sales are transactions with major ZCMI stockholders totaling approximately $289,000, $351,000, and $409,000 for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively.

8.                      RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement addresses the accounting for the impairment of long-lived assets, such as premises, furniture and equipment, certain identifiable intangible and goodwill related to those assets. Long-lived assets and certain identifiable intangibles are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of the future cash flows (undiscounted and without interest charges expected from the use of the asset and its eventual disposition) is less than the carrying amount of the asset. The statement also requires that long-lived assets and identifiable intangibles, except for assets of a discontinued operation held for disposal, be accounted for at the lower of cost or fair value less cost to sell. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The impact of SFAS No. 121 on ZCMI is not expected to be material in relation to the financial statements.

In October 1995, the Financial Accounting standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. A company may elect to adopt SFAS No. 123 or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation cost is measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt SFAS No. 123, then it must provide pro forma disclosure of net income and earnings per share, as if the fair value based method had been applied.

SFAS No. 123 is effective for transactions entered into for fiscal years that begin after December 15, 1995. Pro forma disclosures for entities that elect to continue to measure compensation cost under the old method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. It is currently anticipated that ZCMI will continue to account for stock-based compensation plans under the intrinsic method (Accounting Principles Board Opinion No. 25) and, therefore, SFAS No. 123 will have no effect on ZCMI's financial statements.