Form 10-K, Exhibit 13
period 1997-02-01
ZIONS COOPERATIVE MERCANTILE INSTITUTION
filed 1997-05-01
CIK 109378

ZIONS COOPERATIVE
MERCANTILE INSTITUTION
Financial Statements as of February 1, 1997 and February 3, 1996 and for Each of the Three Years in the Period Ended February 1, 1997 and Independent Auditors' Report;

INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Stockholders of Zions Cooperative Mercantile Institution:

We have audited the accompanying balance sheets of Zions Cooperative Mercantile Institution (ZCMI) as of February 1, 1997 and February 3, 1996, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended February 1, 1997. These financial statements are the responsibility of ZCMI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ZCMI at February 1, 1997 and February 3, 1996, and the results of its operations and its cash flows for each of the three years in the period ended February 1, 1997 in conformity with generally accepted accounting principles.


April 11, 1997

ZIONS COOPERATIVE MERCANTILE INSTITUTION
BALANCE SHEETS AS OF FEBRUARY 1, 1997 AND FEBRUARY 3, 1996

ASSETS                                          1997                1996

CURRENT ASSETS:
  Cash and short-term investments            $ 1,467,308         $  2,698,087
  Accounts receivable (less allowance for doubtful
  accounts of $1,334,154 and $1,307,360,
  respectively)                               50,573,755           50,721,239
  Inventories                                 49,061,807           45,877,368
  Prepaid expenses                             1,107,448            1,320,685
  Deferred income taxes (Notes 3 and 6)        1,483,391            2,015,807

          Total current assets               103,693,709          102,633,186

PROPERTY, PLANT, AND EQUIPMENT (Notes 2, 4 and 7):

  Land                                           177,058              177,058
  Buildings and improvements                   4,253,922            4,241,162
  Leasehold improvements                      15,468,375           14,634,910
  Furniture, fixtures, and equipment          12,992,530            9,520,103
  Leased property under capital leases        31,364,742           31,364,742
  Construction in progress                       682,160            1,110,448

          Total                               64,938,787            61,048,423
Less accumulated depreciation and
                             amortization     31,835,765            27,774,562

        Property, plant, and equipment - net  33,103,022            33,273,861
DEFERRED INCOME TAXES                            196,135

OTHER ASSETS                                     625,538               597,899

TOTAL                                      $ 137,618,404         $ 136,504,946


See notes to financial statements.        (Continued)



ZIONS COOPERATIVE MERCANTILE INSTITUTION
BALANCE SHEETS AS OF FEBRUARY 1, 1997 AND FEBRUARY 3, 1996

LIABILITIES AND STOCKHOLDERS' EQUITY              1997            1996

CURRENT LIABILITIES:
  Accounts payable - trade                   $  9,269,359     $  7,370,076
  Short-term borrowings - banks (Note 4)       10,000,000        2,500,000
  Current portion of long-term debt (Note 4)      340,041          310,654
  Current portion of obligations under
     capital leases (Notes 2 and 7)             1,864,206        2,291,330
  Accrued liabilities:
    Salaries and commissions                    2,071,931        1,705,579
    Sales, payroll, and other taxes             3,575,688        1,391,011
    Income taxes payable (Note 3)               1,284,563          400,000
    Outstanding gift certificates               1,934,568        1,611,472
    Pension liability (Note 6)                  1,528,987        1,625,000
   Other                                        4,004,320        4,042,815
  Deferred gain on sale and leaseback (Note 2)  1,923,988        1,608,136
          Total current liabilities            37,797,651       24,856,073

LONG-TERM DEBT (Note 4)                        26,246,034       37,886,428

DEFERRED INCOME TAXES (Note 3)                                     682,863

LONG-TERM DEFERRED GAIN ON SALE AND
  LEASEBACK (Note 2)                            5,089,551        3,497,593

OBLIGATIONS UNDER CAPITAL LEASES
  (Notes 2 and 7)                              16,709,248       18,519,845

TOTAL LIABILITIES                              85,842,484       85,442,802

COMMITMENTS AND CONTINGENCIES (Note 2)

STOCKHOLDERS' EQUITY (Note 5):
  Capital stock - par value $.001; 5,000,000 shares authorized;
    2,164,483 and 2,159,745 shares issued at February 1,
    1997 and February 1, 1996, respectively         2,164           2,160
  Paid-in capital                              14,816,213      14,729,203
  Pension liability adjustment (Note 6)        (1,806,875)     (1,908,750)
  Retained earnings                            38,764,418      38,239,531

          Stockholders' equity - net           51,775,920      51,062,144

TOTAL                                        $137,618,404    $136,504,946


See notes to financial statements.      (Concluded)


ZIONS COOPERATIVE MERCANTILE INSTITUTION

STATEMENTS OF INCOME
FOR THE YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996, AND JANUARY 28, 1995

                                       1997           1996          1995

NET SALES AND OTHER INCOME
  (Notes 2 and 7)                  $259,599,460    $254,371,323  $244,923,590

COSTS AND EXPENSES (Note 7):
  Cost of merchandise sold          172,950,259     171,161,111   161,672,320
  Selling, general, and administrative expenses
    (Notes 2 and 6)                  79,713,352      77,417,255    74,782,477
  Interest expense:
    Borrowings (Note 4)               2,495,892       2,938,466     2,088,029
    Capital leases (Note 2)           1,918,675       2,072,060     2,087,194
          Total costs and expenses  257,078,178     253,588,892   240,630,020

INCOME FROM OPERATIONS                2,521,282         782,431     4,293,570

GAIN ON SALE OF STORE                                               1,373,658

INCOME BEFORE INCOME TAX
  EXPENSE                             2,521,282         782,431     5,667,228

INCOME TAX EXPENSE (Note 3)             683,656         200,791     2,042,977

NET INCOME                         $  1,837,626      $  581,640  $  3,624,251

NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE          $       0.84      $     0.27  $       1.69



See notes to financial statements.


ZIONS COOPERATIVE MERCANTILE INSTITUTION
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996, AND JANUARY 28, 1995

                                                    Pension
       Capital Stock      Paid-in  Treasury Stock  Liability  Retained
     Shares     Amount  Capital    Shares  Amount  Adjustment Earnings
BALANCE,  JANUARY 30, 1994
     2,135,776  $2,136 $14,477,678   NONE   NONE     NONE    $36,612,953

  Purchases of treasury stock       1,500   14,202

  Issuance of capital stock (net of
    1,500 shares of  treasury stock)
        14,546      14     140,801 (1,500) (14,202)

  Net income                                                   3,624,251

  Cash dividends ($.60 a share)                               (1,287,153)

BALANCE,  JANUARY 28, 1995
     2,150,322   2,150 14,618,479  NONE     NONE    NONE      38,950,051

  Purchases of treasury stock      5,350    54,035

  Issuance of capital stock(net of
    5,350 shares of treasury stock)
         9,423      10    110,724 (5,350)  (54,035)

  Pension liability adjustment (Note 6)          $(1,908,750)

  Net income                                                     581,640

  Cash dividends ($.60 a share)                               (1,292,160)

BALANCE, FEBRUARY 3, 1996
     2,159,745   2,160 14,729,203  NONE     NONE  (1,908,750) 38,239,531

  Purchases of treasury stock      6,726    79,816

  Issuance of capital stock(net of
    6,726 shares of treasury stock)
         4,738       4     87,010 (6,726)  (79,816)

  Pension liability adjustment (Note 6)             101,875

  Net income                                                   1,837,626

  Cash dividends ($.60 a share)                               (1,312,739)

BALANCE, FEBRUARY 1, 1997
     2,164,483  $2,164 $14,816,213 NONE    NONE $(1,806,875) $38,764,418


See notes to financial statements.


ZIONS COOPERATIVE MERCANTILE INSTITUTION

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996, AND JANUARY 28, 1995

                                       1997         1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                      $ 1,837,626  $  581,640    $3,624,251
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization   4,198,197   4,457,778     3,969,509
    Deferred income taxes            (346,582)   (199,209)      606,194
    Amortization of deferred gain
     on sale and leaseback         (1,697,217) (1,302,992)   (1,186,055)
    Gain on sale of store                                    (1,373,658)
    Change in operating assets and liabilities:
        Accounts receivable           147,484   3,957,543    (2,057,515)
        Inventories                (3,184,439)    534,626    (7,400,264)
        Prepaid expenses              213,237    (560,145)       76,598
        Other assets                  (27,639)                   45,426
        Accounts payable - trade    1,899,283     722,576     1,084,972
        Accrued liabilities         3,726,055  (6,620,863)   (1,264,068)

          Net cash provided by (used in) operating activities
                                    6,766,005   1,570,954    (3,874,610)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant, and equipment
                                   (5,242,358) (2,528,970)   (6,527,906)
  Proceeds from sale of property, plant, and equipment
                                    4,820,027   5,040,000     3,900,000

          Net cash provided by (used in) investing activities
                                     (422,331)  2,511,030    (2,627,906)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in short-term
     borrowings                    (2,500,000) (9,000,000)   (4,500,000)
  Proceeds from long-term debt                  8,093,095    12,807,776
  Principal payments on long-term
     debt                          (1,611,007)   (263,919)   (1,705,379)
  Principal payments on obligations
      under capital leases         (2,237,721) (1,730,540)   (1,570,136)
  Proceeds from sale of capital
      stock                           166,830     164,769       155,017
  Purchase of treasury stock          (79,816)    (54,035)      (14,202)
  Cash dividends                   (1,312,739) (1,292,160)   (1,287,153)
          Net cash provided by (used in) financing activities
                                   (7,574,453) (4,082,790)    3,885,923

NET DECREASE IN CASH AND CASH
  EQUIVALENTS                      (1,230,779)       (806)   (2,616,593)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                 2,698,087   2,698,893     5,315,486

CASH AND CASH EQUIVALENTS AT
  END OF YEAR                     $ 1,467,308 $ 2,698,087    $2,698,893

                                   (continued)
ZIONS COOPERATIVE MERCANTILE INSTITUTION

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996, AND JANUARY 28, 1995

                                        1997      1996        1995

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION:
  Cash paid during the year for:
    Interest                        $4,434,585  $5,077,498   $3,949,228
    Income taxes                       145,676   1,468,899    1,347,116

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital lease obligations incurred for the acquisition
    of property under capital lease                          $1,162,097
  Deferred gain on sale and leaseback of property, plant,
    and equipment                    3,605,000   2,050,948    1,665,298
  Transfer from long-term debt to short-term
    borrowings - banks              10,000,000
  Increase (decrease) in accrued liabilities and
    corresponding decrease (increase) in stockholders'
    equity due to pension liability adjustment (Note 6)
                                       163,000  3,054,000
  Decrease (increase) in deferred tax assets and
    corresponding increase (decrease) in stockholders'
    equity due to pension liability adjustment (Note 6)
                                       (61,125)(1,145,250)

See notes to financial statements.             (Concluded)

ZIONS COOPERATIVE MERCANTILE INSTITUTION
NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED FEBRUARY 1, 1997

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

Inventories - Substantially all inventories are valued at the lower of cost or market, using the retail method, on the last-in, first-out (LIFO) basis. If the inventories had been valued on the first-in, first-out basis, total inventory values would have been approximately $6,600,000 and $6,500,000 higher at Feb.
1, 1997 and February 3, 1996, respectively.

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

Net Sales and Other Income - Net sales includes proceeds, net of returns, from merchandise, services, and licensed departments. The sales of licensed departments amounted to approximately $22,914,000, $21,690,000, and $20,423,000 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively. Included in net sales are finance charges on retail credit accounts receivable totaling approx. $5,653,000, $5,716,000, and $5,830,000 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively. Net sales and other income also include the amortization of deferred gain on sale and leaseback totaling approximately $1,697,000, $1,303,000, and $1,186,000 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively (see Note 2).

Income Taxes - ZCMI accounts for its taxes based on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The Statement requires an asset and liability approach for financial accounting and reporting for income taxes.

Net Income Per Common and Common Equivalent Share - Net income per common and common equivalent share is based on weighted average shares outstanding for the years ended February 3, 1996 and January 28, 1995. For the year ended February 1, 1997, the computation includes common stock equivalents which assumes the exercise of options or grants of unvested shares of common stock granted under employee benefit plans (see Note 5). This computation resulted in assumed weighted average shares outstanding of 2,189,232 for the year ended February 1, 1997, 2,153,600 for the year ended February 3, 1996, and 2,148,202 for the year ended January 28, 1995. Stock options were excluded from the computation of per share amounts for the years ended February 3, 1996 and January 28, 1995 because they were antidilutive or because the dilutive effect was not material.

Statements of Cash Flows - For purposes of the statements of cash flows, ZCMI considers short-term investments with original maturities of three months or less, to be cash equivalents.

Fiscal Year - ZCMI's fiscal year ends on the Saturday nearest the end of January.


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

Leased property under capital leases by major classes as of February 1, 1997 and February 3, 1996 is as follows (see Note 7):

                                                1997                1996
Buildings and improvements                   $15,747,559         $15,747,559
Furniture, fixtures, and equipment            15,617,183          15,617,183

Total                                         31,364,742          31,364,742
Less accumulated amortization                 20,148,406          18,114,174

Net assets under capital leases              $11,216,336         $13,250,568

Approximate future minimum lease payments on both capital and noncancelable operating leases at February 1, 1997 were as follows:

                                               Capital           Operating
                                               Leases              Leases
Year ending:
  1998                                       $ 3,589,001         $ 9,872,589
  1999                                         3,090,501           9,720,054
  2000                                         2,843,177           9,246,832
  2001                                         2,104,778           9,233,927
  2002                                         1,711,840           6,715,461
  Later years                                 23,336,084          26,636,755

Total minimum lease payments                  36,675,381         $71,425,618
Less amount representing interest             18,101,927

Present value of net minimum lease payments   18,573,454
Less current portion                           1,864,206

Long-term portion                            $16,709,248


Approximate total operating lease expense was as follows:

                                                Year Ended
                                       1997         1996           1995
Minimum rentals on noncancelable
  operating leases                 $9,520,162     $8,773,000     $8,025,000
Contingent rentals on noncancelable
  operating leases                     91,000         99,000         55,000
Other operating lease expenses        139,000        696,000        700,000

Total                              $9,750,162     $9,568,000     $8,780,000


Contingent rentals on capital leases, which were included in expense, totaled approximately $274,000, $251,000, and $251,000 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively.

During the years ended February 1, 1997, February 3, 1996, and January 28, 1995, ZCMI sold certain furniture, fixtures, and equipment with a net book value of approximately $1,215,000, $2,989,000, and $35,000 for approximately $4,820,000,
$5,040,000, and $1,700,000, respectively. ZCMI agreed to lease back such furniture, fixtures, and equipment under operating lease agreements. The resulting gains on sale for the years ended February 1, 1997, February 3, 1996, and January 28, 1995 of approximately $3,605,000, $2,051,000, and $1,665,000, respectively, are being amortized over the lease terms ranging from 5 to 10 years. Amortization of gains on all sale leasebacks for the years ended February 1, 1997, February 3, 1996, and January 28, 1995 totaled approx. $1,697,000,
$1,303,000, and $1,186,000, respectively.

3.   INCOME TAXES

ZCMI has recorded current deferred tax assets and net long-term deferred tax liabilities as of February 1, 1997 and February 3, 1996 as follows:

                                 1997                       1996
                         Current      Long-Term     Current      Long-Term
Deferred tax assets    $1,483,391   $ 2,630,077    $2,015,807    $2,902,983
Deferred tax liabilities             (2,433,942)                 (3,585,846)

Total                  $1,483,391   $   196,135    $2,015,807    $ (682,863)

Deferred tax assets and liabilities as of February 1, 1997 and February 3, 1996 consisted of the following temporary differences and carryforward items:

                                      1997                   1996
Assets                          Current  Long-Term     Current    Long-Term

Allowance for doubtful
  accounts receivable        $  500,307             $  489,214
Deferred gross profit on sale
  leaseback  transactions                $2,630,077              $ 1,914,648
Accrued vacation expense
  not currently  recognized
  for income tax purposes       342,052                286,527
Pension liability adjustment    573,359              1,145,250
Net property, plant, and
  equipment for tax in excess
  of financial reporting                                             988,335
Other                            67,673                 94,816

Total                        $1,483,391  $2,630,077 $2,015,807   $ 2,902,983

Liabilities

Net property, plant, and
  equipment for financial
  reporting in excess of tax
  basis                                 $  (920,168)
Capital and operating leases
  treated differently for
  income tax purposes                    (1,513,774)             $(3,585,846)

Total                           None    $(2,433,942)   None      $(3,585,846)

Computed "expected" income taxes on income for financial reporting purposes are reconciled to income tax expense as follows:

                                                 Year Ended
                                       1997          1996       1995
Federal income taxes at the statutory
rate                               $  882,449     $ 274,327  $1,983,530
Increase (decrease) resulting from:
  State income taxes                  102,533        27,377     198,185
  Other                              (301,326)     (100,913)   (138,738)

Income tax expense                 $  683,656     $ 200,791  $2,042,977

Consisting of:

Current:
  Federal                          $  893,047     $ 357,280  $1,274,744
  State                               137,191        42,720     162,039

  Total                             1,030,238       400,000   1,436,783

Deferred:
  Federal                            (311,924)     (177,933)    541,453
  State                               (34,658)      (21,276)     64,741

  Total                              (346,582)     (199,209)    606,194

Total expense                      $  683,656     $ 200,791  $2,042,977

4.   SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-term borrowings and long-term debt consisted of the following at year end:

                                                 1997               1996
Unsecured notes payable to banks under lines of credit,
  due at various dates through June 1998     $34,000,000         $37,800,873
Mortgage note, 8%, due in monthly installments through
  February 2003                                1,245,044           1,402,819
Note payable, 10.255%, due in quarterly installments
  through December 2002                        1,341,031           1,493,390

Total                                         36,586,075          40,697,082
Less current portion                          10,340,041           2,810,654

Long-term portion                            $26,246,034         $37,886,428

Interest rates on the borrowings under lines of credit are negotiable. At February 1, 1997 and February 3, 1996, interest rates on these borrowings averaged 6.4% and 6.7%, respectively.

Land and buildings with net book values of approximately $2,062,000 and $2,140,000 at February 1, 1997 and February 3, 1996, respectively, were pledged as collateral to the mortgage notes. Furniture, fixtures, and equipment with a net book value of approximately $1,353,060 at February 1, 1997 was pledged as collateral on the note payable having a balance of $1,341,031 as of February 1, 1997.

Short-term borrowings and long-term debt at February 1, 1997 matures as follows:

                                                    Amount
Year ending:
  1998                                            $10,340,041
  1999                                             24,353,238
  2000                                                404,474
  2001                                                442,888
  2002                                                484,999
  Thereafter                                          560,435

  Total                                           $36,586,075

          ZCMI had unused lines of credit available with various banks totaling approximately $26,000,000 at February 1, 1997. This amount is generally available at the prime interest rate or lower. In addition to the lines of credit, ZCMI had available letters of credit totaling $2,000,000. Open letters of credit at February 1, 1997 amounted to approximately $1,331,975.

5.   EMPLOYEE STOCK OPTIONS

ZCMI had an incentive stock option plan for its key employees which expired in 1992, under which options to purchase capital stock were granted at a price not less than fair market value on the date of grant. Changes in options granted under this incentive stock option plan and other related information are as follows:

                                                    Year Ended
                                             1997       1996      1995
Options outstanding - beginning of year      5,000     18,900    19,900
Granted                                      None       None      None
Exercised                                    None       None      None
Forfeited                                    None     (13,900)   (1,000)

Options outstanding - end of year            5,000      5,000    18,900

Options exercisable                          5,000      5,000    18,900

Price of outstanding options                $16.50     $16.50    $14.00
                                                                   to
                                                                 $16.50

During the year ended February 1, 1997, ZCMI instituted the Equity-Based Incentive Plan under which options to purchase capital stock were granted at a price not less than the fair market value on the date of the grant. Changes in options granted under the plan and the fair market value of such options is as follows:

                                             Number    Exercise
                                             of Shares Price
Outstanding - beginning of year               None
Granted                                      124,000   $11.25
Canceled                                      None
Exercised                                     None

Outstanding - end of year                    124,000   $11.25

Options exercisable                           None

Remaining contractual life                 9.6 years

Fair market value of options granted                   $ 1.67

ZCMI accounts for stock options granted using Accounting Principles Board Opinion No. 25. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for ZCMI's stock based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with Statement of Financial Accounting Standards (SFAS) No. 123, ZCMI's net income and net income per common and common equivalent share would have changed to the pro forma amounts indicated below:

                                                  Year Ended
                                                  February 1,
                                                     1997
Net income:
  As reported                                     $1,837,626
  Pro forma                                        1,824,564

Net income per common and common equivalent share:
  As reported                                        $0.84
  Pro forma                                           0.83

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 5.33%; expected volatility of 17.29%; risk-free interest rates ranging from 6.14% to 6.57%; and expected lives ranging from 2.75 years to 10 years subsequent to vesting dates.

As part of the Equity Based Incentive Plan, restricted stock awards were granted to certain officers of ZCMI. Under this grant, 46,000 non-vested restricted stock awards were granted during the year ended February 1, 1997. The fair market value of this grant was determined to be $517,500. The shares vest from 1999 through 2007 with the total compensation cost related to this grant to be recognized from the date of grant through the final vesting date. During the year ended February 1, 1997, ZCMI recorded $26,606 of compensation expense related to this grant.

6.   EMPLOYEE BENEFIT PLANS

ZCMI has a trusteed, noncontributory retirement plan covering substantially all of its employees. Benefits are based on years of service and compensation history. ZCMI's funding policy is to contribute annually the minimum amount required by law.

The components of the net pension cost for the years ended February 1, 1997, February 3, 1996, and January 28, 1995 were as follows:

                                                   Year Ended
                                        1997           1996           1995
Service cost - benefits earned during
          year                     $   567,000    $   445,000    $   562,000
Interest cost on projected benefit
          obligation                 2,017,000      1,975,000      1,876,000
Actual return on plan assets        (1,834,000)    (3,522,000)      (596,000)
Net amortization and deferral         (276,000)     1,500,000     (1,205,000)

Net periodic pension cost          $   474,000    $   398,000    $   637,000

Actuarial assumptions used at January 1, 1996, 1995, and 1994 to compute the above information were:

                                             1996      1995      1994
Weighted average discount rate               7.75%     9.0%      8.0%
Rate of increase in compensation levels      4.0%      4.0%      4.0%
Expected long-term rate of return on assets  9.5%      9.5%      9.5%

The following table sets forth the funded status and amounts recognized in ZCMI's balance sheets at February 1, 1997 and February 3, 1996, respectively, as of the actuarial valuation dates shown:

                                                      January 1,
                                                  1997          1996
Actuarial present value of benefit obligations:
  Vested benefit obligation                  $(24,714,000)  $(24,889,000)

  Accumulated benefit obligation             $(25,097,000)  $(25,200,000)

  Projected benefit obligation               $(26,090,000)  $(26,025,000)
  Plan assets at fair value                    23,568,000     23,575,000

  Plan assets less than projected benefit
    obligation                                 (2,522,000)    (2,450,000)
  Unrecognized prior service costs               (197,000)      (286,000)
  Unrecognized net loss                         4,823,000      5,092,000
  Unrecognized net obligation at February 1, 1986
    being recognized over 15 years               (742,000)      (927,000)
  Additional liability for unfunded accumulated
    benefit obligation                         (2,891,000)    (3,054,000)

Pension liability recognized in the balance
    sheet                                     $(1,529,000)   $(1,625,000)

Actuarial assumptions used at January 1, 1997 and 1996 to compute the above information were:

                                                  1997           1996
Weighted average discount rate                    8.00%          7.75%
Rate of increase in compensation levels           4.00%          4.00%

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

ZCMI has an employees' savings plan, which is a qualified, contributory savings plan based on Section 401(k) of the Internal Revenue Code. Total ZCMI contributions for the years ended February 1, 1997, February 3, 1996, and Jan. 28, 1995 were approximately $214,000, $204,000, and $199,000, respectively.
Under the plan, employees are also given the option to purchase ZCMI stock. The amended plan also allows ZCMI to elect to contribute shares of its common stock, at current market prices, into the plan for up to 100% of the employer matching contributions made to the plan for any period. As of February 1, 1997, no shares have been contributed to this plan.

7.   RELATED PARTY TRANSACTIONS

ZCMI's Downtown Store and Service Center, with net book values of approximately $7,529,000 and $7,922,000 at February 1, 1997 and Feb. 3, 1996, respectively, are leased from a major stockholder under capital leases. Included in oblig. under capital leases are approximately $13,768,000 and $13,988,000 at February 1, 1997 and February 3, 1996, respectively, pertaining to these leases. Lease payments of approximately $1,906,000 were made on these leases for each of the years ended February 1, 1997, February 3, 1996, and January 28, 1995. Included in costs and expenses are transactions with companies in which a major ZCMI stockholder has a significant interest totaling approximately $3,971,000, $2,984,000, and $3,156,000 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively. Included in net sales are transactions with major ZCMI stockholders totaling approximately $350,000, $289,000, and $351,000 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively.

8.   RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share". This standard establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 simplifies the approach for computing earnings per share previously found in Accounting Principles Board Opinion (APB) Opinion No. 15. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures.

Under the new statement, basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.
SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods with earlier application not permitted. The computation of basic EPS under SFAS No. 128 would have resulted in net income per common share of $.85, $.27, and $1.69 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively. Diluted EPS computed under FASB No. 128 would have resulted in net income per common share of $.84, $.27, and $1.69 for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively.
                              ******