Form 10-K, Exhibit 13
period 1998-01-31
ZIONS COOPERATIVE MERCANTILE INSTITUTION
filed 1998-04-28
CIK 109378

_________________________________________________

              PROXY DESIGNATION AND INSTRUCTION CARD
          _________________________________________________

                 ZION'S COOPERATIVE MERCANTILE INSTITUTION

               Salt Lake City, Utah 84137

  THIS PROXY DESIGNATION AND INSTRUCTION IS SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         to be held on
                           May 20, 1998

  The undersigned hereby appoints Richard H. Madsen and Keith C. Saunders, or either of them, jointly or severally as agent and Proxy for the undersigned, with full power of substitution, to vote the shares of Zion's Cooperative Mercantile Institution's common stock held by the undersigned to the same extent which the undersigned would be entitled to vote such shares if personally present at the Annual Meeting of Shareholders of Zion's Cooperative Mercantile Institution, or any adjournment thereof, to be held in the Memorial House in Memory Grove, 485 No. Canyon Road, Salt Lake City, Utah, on Wednesday, the 20th day of May, 1998, at 2:30 o'clock P.M. for the purpose of electing Directors and for the purpose of conducting any other business properly brought before the Meeting.

  Without limiting the general powers hereby conferred, the undersigned instructs said Proxies to vote as specified on the reverse side hereof. Shares represented by signed Proxy Designations & Instructions will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the Proxies on any other matters that properly come before the meeting.

  (Please complete and sign on reverse side)

1.  ELECTION OF DIRECTORS     FOR all nominees listed below (except)
      WITHHOLD AUTHORITY to vote
      (The Directors recommend as marked to the contrary below) __all nominees listed below __
      a vote FOR all nominees)

  (INSTRUCTION:TO VOTE FOR SOME BUT WITHHOLD AUTHORITY TO VOTE FOR ANY OTHER INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW AS TO WHICH YOU WITHHOLD AUTHORITY.)

  R. Barry Arnold, Fred S. Ball, Spencer F. Eccles, Lela Ence, A. Blaine Huntsman, James S. Jardine, Patricia Madsen, Richard H. Madsen, and Keith C. Saunders.



  IMPORTANT:  Please  sign exactly  as your name  appears.
DATED:_____________________________, 1998
  When shares are held by joint tenants, both should sign.
  When signing as  attorney,  as executor,  administrator,
 __________________________________________
  trustee or guardian, please give full title as such.  If
           (Stockholder's Signature)
  a corporation,  please sign in  full  corporate name  by
       __________________________________________
  President or other authorized officer.  If a partnership,      (Joint
  Stockholder's Signature {if any})
  please sign in partnership name by authorized person.

  _______________________________________________________
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
    CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

     PLEASE INDICATE ANY CHANGE OF ADDRESS
   __________________________________________________
     (Street and Number)

  __________________________________________________
    (City)            (State)     (Zip Code)
               ZION'S COOPERATIVE MERCANTILE INSTITUTION
                    2200 South 900 West
                   Salt Lake City, Utah 84137

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    To Be Held on May 20, 1998

  To the Shareholders of
  ZION'S COOPERATIVE MERCANTILE INSTITUTION

  Pursuant to the laws of the State of Utah and its Bylaws, the Annual Meeting of the Shareholders of Zion's Cooperative Mercantile Institution ("the Corporation") will be held in the Memorial House in Memory Grove, 485 No. Canyon Road, Salt Lake City, Utah, on Wednesday, May 20, 1998 at 2:30 p.m. for the following purposes:

  1. To elect a Board of Directors for the ensuing year,

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The close of business on Wednesday, April 15, 1998, was fixed by the Board of Directors as the time for the determination of the shareholders of record entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof.

  We hope that all shareholders who can conveniently do so will attend the Annual Meeting in person. Whether or not you expect to attend, it will facilitate the conduct of the Corporation's business if you will immediately sign the enclosed proxy instruction card and return it in the envelope provided in order that your shares may be represented at the Annual Meeting. No postage is required if the proxy instruction card is mailed in the United States.

               by ORDER OF THE BOARD OF DIRECTORS
  Dated at Salt Lake City, Utah
  April 20, 1998

                              KEITH C. SAUNDERS
                         Executive Vice President and Secretary

                              Z C M I

                    ZION'S COOPERATIVE MERCANTILE INSTITUTION
                         2200 South 900 West
                      Salt Lake City, Utah 84137

                         PROXY STATEMENT
                         April 20, 1998

                    GENERAL INFORMATION FOR SHAREHOLDERS

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Zion's Cooperative Mercantile Institution, a Utah corporation (hereinafter called the "Corporation") of Proxy Designations and Instructions for use at the Corporation's Annual Meeting of Shareholders to be held in the Memorial House in Memory Grove, 485 No. Canyon Road, Salt Lake City, Utah on Wednesday, May 20, 1998 at 2:30 p.m., and at any and all adjournments thereof.

  A Proxy Designation and Instruction Card ("Proxy Card") is enclosed for your use in voting at the Annual Meeting. You are requested to date and sign the enclosed Proxy Card, and to return it in the envelope provided. All duly executed Proxy Cards received prior to the Annual Meeting will have the shares represented thereby voted in accordance with the choices specified therein. As to any matter for which no choice has been specified in a duly executed Proxy Card, the shares represented thereby will be voted at the Meeting or any adjournment thereof for election as directors all of the nominees listed herein, and otherwise as recommended by the Directors, or otherwise as deemed appropriate by the Proxies on other business properly coming before the meeting. Any shareholder signing a Proxy Card has the power to revoke his/her voting directions at any time before the designated Proxies vote at the Annual Meeting by notifying the Secretary of the Corporation in writing prior to 2:30 p.m. M.S.T. on May 20, 1998, or by voicing such revocation in person at the Annual Meeting at the time voting occurs. If you wish to give your proxy to someone other than the named Proxies on the enclosed Proxy Card, you may do so by crossing out the names of all of the designated Proxies and writing in the name of another person or persons (not more than two).
  The signed Proxy Card must be presented at the Meeting by the person or persons you have designated on the card.

  The cost of preparing, assembling and mailing these proxy materials will be borne by the Corporation. The solicitation of Proxy Designations and Instructions by the Board of Directors is being made by mail, and in addition may be made by officers and directors of the Corporation, or their agents, in person or by telephone. No additional compensation will be given to officers or directors for such solicitation. Non-employee agents of the Board of Directors may be retained to assist in the proxy solicitation process at a cost to the Corporation, if any, not expected to exceed $10,000. Custodians of securities held for shareholders of record (e.g., banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding proxy materials to shareholders.

  This Proxy Statement, the enclosed Proxy Card, and the Corporation's 1997 Annual Report to Shareholders are being sent to Shareholders for delivery beginning May 4, 1998. Shareholders who have not received a copy of any of these materials should contact the Corporation at (801) 579-6404 to obtain a copy.

  VOTING AT THE ANNUAL MEETING

  Shareholders of record will be entitled to one vote for each share of Common Stock held at the close of business on April 15, 1998, which is the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments. Shares may be voted, without cumulation, as to each Director-nominee, and as to any other proposal for shareholder action as may properly come before the Annual Meeting. On April 15, 1998, the Corporation had 2,198,087 shares (2,168,942 issued less 16,855 treasury shares plus 46,000 restricted shares) of Common Stock (par value $0.001) issued and outstanding. The issued and outstanding shares do not include any shares of stock options.

     The presence in person or by proxy of a majority of the outstanding voting shares is required to constitute a quorum at the Annual Meeting. Once a quorum is determined to exist, a plurality of votes cast at the Annual Meeting is required to elect each Director. Only Proxies marked "FOR all nominees (except as marked to the contrary below)" or "WITHHOLD AUTHORITY to vote all nominees below" will be cast in the election of Directors and considered in determining the plurality of votes in favor of a Director-nominee. Abstentions and broker non-votes will not be counted in determining the shares voting or the plurality of votes for any Director nominee. Certain shareholders beneficially owning, as a group, in excess of 50% of the outstanding shares have indicated an intention to vote in favor of all director nominees described in this Proxy Statement. Such votes, if cast, will be determinative of the voting results with respect to the election of Directors.

  PRINCIPAL SHAREHOLDERS

  The following table provides information with respect to any person known to the Corporation to be the beneficial owner (within the meaning of applicable governmental regulations) of five percent (5%) or more of any class of the Corporation's voting securities as of April 15, 1998:
                         Table 1
                                 Amount and Nature of  Percent of
  Name and Address     Title of Class      Beneficial Ownership      Class
  ZCMI Reserve Trust    Common Stock        1,135,882 shares         51.68%
  50 East North Temple
  Salt Lake City, UT 84150

  Richard H. Madsen     Common Stock          188,167 shares*         8.56%
  4111 Parkview Dr
  Salt Lake City, UT 84124



  _______________________
     *Includes 146,905 shares as to which Mr. Madsen shares voting and investment power as a co-trustee of Francis A. Madsen Family Voting Trust.



                    MANAGEMENT OF THE CORPORATION

  Board of Directors

  The business of the Corporation is managed under the direction of its Board of Directors, currently chaired by Richard H. Madsen. The Directors have responsibility for establishing broad corporate policies and for the overall performance of the Corporation. The Directors are not, however, involved
  in operating the Corporation's business on a day-to-day basis.   This
  day-to-day management is entrusted to the Executive Officers elected by the
  Board of Directors.   The Board is kept advised of the Corporation's
  business through regular written reports, analyses, and discussions with the Executive Officers of the Corporation.

  The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Corporation and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to report on and discuss their areas of responsibility. The Directors met six times as a full Board during 1997. All Directors attended all of the meetings except Messrs. Madsen, Huntsman, Arnold, Ball, and Mrs. Ence who attended five meetings.

  The Directors of the Corporation beneficially own, as a group, 297,249 shares of the Corporation's Common Stock (including 35,300 currently exercisable but unexercised option shares and 32,000 shares of restricted stock ), or 13.52% of the Corporation's outstanding Common Stock as of April 15, 1998.

  The Bylaws permit payment of Directors' expenses incurred in attending meetings and some, but not all, of the Directors received reimbursement for such expenses. Additionally, fees of $700 were paid to Directors for each of the six meetings held.

  The Executive Committee of the Board of Directors exercises the powers of the Board in the management of the business and affairs of the Corporation between the Board's regularly scheduled meetings. The Executive Committee serves as the nominating committee for the election of Directors and, although there are no formal procedures for shareholders to recommend nominations, the Committee will consider any recommendations from shareholders that may be made. The Executive Committee also functions as the Retirement Committee and administers the plans and retirement programs of the Corporation, including a review of the actuary reports, and reports to the Board of Directors. Also, the Executive Committee makes compensation recommendations to the Board for all corporate officers. The Executive Committee keeps regular minutes of its meetings and reports to the Board at the regular Directors' meetings. The Executive Committee met eleven times during the year. All members attended all meetings except Mr. Madsen who attended ten meetings. Members of the Executive Committee are paid an annual fee of $6,000 for their service which is in addition to any other fees earned as a Director of the Corporation.

  The Audit Committee of the Board, which met twice during 1997, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of the audit procedures, the performance of the internal auditors, and accounting practices of the Corporation. All members attended
  all meetings.   Fees of $400 are paid to Committee Members for each meeting held.

  Information on Executive Officers

  Set forth in Table 2, below, are the names, ages, positions and beneficial ownership of shares (as of April 15, 1998) in the Corporation of all Executive Officers, other than Messrs. Madsen, Saunders, and Arnold, whose biographical information is disclosed together with the other nominees for Director in Table 7, below. Executive Officers serve until the election of their successors by the Board of Directors.

          Table 2 - Executive Officers of the Corporation

  Nancy Mortensen, 56, is the Corporation's Vice President-Marketing. Ms. Mortensen is the beneficial owner of 21,550 shares of the Corporation's Common Stock, including 10,000 option shares exercisable within 60 days but not yet exercised and 10,000 shares of restricted stock.

  Darrell F. Robinette, 71, is the Corporation's Vice President-Stores. Mr. Robinette is the beneficial owner of 21,000 shares of the Corporation's Common Stock, including 4,000 shares of restricted stock and 8,500 option shares exercisable within 60 days but not yet exercised.

  All current Executive Officers as a group (5 persons), beneficially own 274,296 shares, or 12.48%, of the Corporation's Common Stock (of which 52,500 shares are option shares exercisable within 60 days of the record date but not yet exercised and 46,000 shares are restricted stock.)

               COMPENSATION OF EXECUTIVE OFFICERS

  The Executive Committee acts as the Compensation Committee of the Board of Directors as to compensation of Executive Officers. Messrs. Madsen and Saunders do not vote on Executive Officer compensation matters.

     BASE SALARY. In assessing salaries and salary increases, the primary factors considered are: the Committee's assessment of performance on the job, salaries of comparable jobs in similar size retail companies, and compensation that the Committee believes will help attract, motivate and retain qualified executives.

          Chief Executive Officer Salary Action.  In an effort to pay Mr.
            Madsen a salary more in line with the Committee's view of his performance and position, Mr. Madsen was given base salary raises of 6%, 0%, and 5% respectively in 1995, 1996, and 1997.

          Other Named Executive Officers. The other Executive Officers named in Table 3 received increases ranging between 2.8% to 4%, 0%, and 4.8% to 5%, respectively in 1995, 1996, and 1997, based on subjective evaluations made by the Committee in consultation with Mr. Madsen.

  SHORT-TERM INCENTIVES. All the named Executive Officers participate in an annual cash bonus plan. The bonuses awarded are 3% of the increase or decrease in the Corporation's pretax profits from year to year added to or subtracted from the previous year's bonus. Bonuses are distributed between the executive officers based on base salary and rating points determined by an officer's position in the Corporation. Bonuses awarded in 1995, 1996, and 1997 amounted to $187,581, $0, and $80,999 respectively, for all Executive Officers combined. Bonuses are earned in the preceding year and paid in March the following year after Company profits are determined in the second close of the Company books. This is prior to audited results.

  LONG-TERM INCENTIVES. Stock options have been awarded based on a plan approved by shareholders in 1982 at an exercise price of $16.50 and in 1996 at an option price of $11.25. During the year 1996, the Board approved 46,000 shares of common stock to be awarded to Executive Officers and 124,000 shares of common stock as stock options granted to the Executive Officers and key management associates of the Company. There are 80,000
  stock options that have not been granted.   (See Table 5)

  The Committee believes that this compensation mix is in the best interests of the shareholders and supports the business and financial objectives of the organization.
                    Richard Madsen, Chairman
                    Patricia Madsen
                    James S. Jardine
                    Keith C. Saunders

  Table 3, below, is a statement of compensation paid by the Corporation during 1997 to its Chief Executive Officer and to each of the four (4) Executive Officers who were paid in excess of $100,000 in salary and bonus during the year.

               Table 3 - SUMMARY COMPENSATION TABLE
               Annual Compensation      Long-Term Compensation Awards
Name and         Year Salary(1) Bonus(2)  Stock     Options    All Other
Principal Position                        Awards    /SARS    Compensation(3)
Richard H. Madsen1997 $246,892  $27,996   $ -0-                 $3,618
President & CEO  1996 $233,184  $ -0-     $135,000   13,000     $2,862
                 1995 $220,354  $62,483   $ -0-       -0-       $4,254

Keith C. Saunders1997  $156,262  $17,231  $ -0-                 $2,322
Executive V. P.  1996  $150,000  $ -0-    $112,500   11,000     $1,830
 Secretary & CFO 1995  $149,415  $41,699  $ -0-       -0-       $2,785

R. Barry Arnold  1997  $129,153  $13,688  $ -0-                 $1,974
Vice President   1996  $123,800  $ -0-    $112,500   10,000     $1,594
                 1995  $123,092  $31,327  $ -0-       -0-       $2,387

Darrell F.       1997  $109,895  $11,097  $ -0-                 $1,692
Robinette        1996  $105,040  $ -0-    $45,000    10,000     $1,351
 Vice President  1995  $104,418  $26,166  $  -0-      -0-       $1,961

Nancy Mortensen  1997  $108,800  $10,987  $ -0-                 $1,801
Vice President   1996  $104,000  $ -0-    $112,500  10,000      $1,413
                 1995  $103,385  $25,906  $ -0-       -0-       $2,052

  1 Amounts shown as Salary include directors' fees, if any, paid by the Corporation, but do not include expenditures for company cars or merchandise or service discounts made available to the Executive Officers, or other expenses paid by the Corporation on behalf of or reimbursed to Executive Officers, which the Corporation believes constitute ordinary and necessary business-related expenses. All such expenses are paid or reimbursed by the Corporation in the interest of assisting those individuals to do their jobs effectively, and to attract and retain qualified personnel and clients, and do not exceed $25,000 per Executive Officer per year.
  2  Amounts shown as bonus are earned in the preceding year but are not paid until March of  the year indicated.
  3 Amounts shown include contributions by the Corporation to the Employee Savings Plan (a 401(k) plan open to all full-time employees of the Corporation). The named Executive Officers were able to contribute up to 4.00% of their annual and bonus salary (up to $150,000) to this plan in 1997, up to the IRS limitation of $9,500 and the Corporation contributed a matching amount equal to 37.5% of the Executive Officers contribution.

  Compensation/Benefit Plans.

     Compensation and benefit plans available generally for employees of the Corporation that are available to Executive Officers are as follows:

  Retirement Plan. After one year of employment, employees of the Corporation who are age 21 and older and who work 1,000 hours or more each year become participants in the ZCMI Retirement Plan, which is fully funded by the Corporation. At the time of a participant's retirement, the benefit payable is equal to the sum of the benefit earned as of April 30, 1990, plus, commencing May 1, 1990, the total of 1% of taxable earnings for each year of Credited Service. The benefit for retirement prior to age 65 is actuarily adjusted for the age difference. The Plan allows vesting of employer contributions after five (5) years of service.

  The figures shown in Table 4, below, are estimated annual benefits as of December 31, 1997, based upon retirement at age 65 under the Retirement Plan.

          Table 4 - Annualized Retirement Plan Projection
  Yearly      10 Years of 15 Years of 20 Years of 25 Years of 30 Years of
  Salary         Service    Service  Service       Service      Service
  $100,000       10,000     15,000    20,000       25,000        30,000
  $125,000       12,500     18,750    25,000       31,250        37,500
  $150,000       15,000     22,500    30,000       37,500        45,000
  $200,000       20,000     30,000    40,000       50,000        60,000
  $250,000       25,000     37,500    50,000       62,500        75,000

  These estimated annual benefits on Retirement have been computed on the basis of assumed continuation of remuneration at their respective rates as received for 1991 until retirement at age 65 and the earned benefit frozen as of December 31, 1989. The Corporation does not have any supplemental retirement plan for its Executive Officers. Salary for purposes of the Retirement Plan does not include Directors' fees. (Benefits shown on Table 4 are in addition to the "frozen" benefit calculated at December 31, 1989. For Messrs. Saunders, Arnold, and Robinette this amount is $25,352.88, $18,999.82, and $24,409.09 respectively. For Ms. Mortensen this amount is $13,461.69.) As of December 31, 1997 the credited years of service under the retirement plan for the Executive Officers named in Table 3 were eight years for Mr. Madsen, 23 years for Mr. Saunders, 29 years for Mr. Arnold, 23 years for Mr. Robinette, and 35 years for Ms. Mortensen.



  Employee Savings Plan. The Corporation's 401(k) salary deferral plan allows covered employees to make pre-tax contributions of up to 16% of salary (but no more than $9,500 for 1997) to their Plan account. To meet requirements of applicable law, highly paid employees were limited to a maximum salary deferral of 4% of salary in 1997. The Corporation contributes a matching amount equal to 50% of the eligible employee's contribution for the first
  2% of pay contributed and a 25% match on amounts over 2% of pay, up to a maximum of 2% of a participating employee's salary. Covered employees have a choice of ten (10) investment plans into which they may direct their contributions and the matching employer contribution in the Plan. An employee is fully vested in the employer contribution to the Plan after 2 years of service. Employer matching contributions made for the benefit of the five Executive Officers named in Table 3 are shown under "All Other Compensation".

  Stock Options Granted in 1997.  There were no stock options granted in 1997.

  Aggregated Option-SAR Exercises in last Fiscal Year and FY-End Option-SAR Values. Table 5, below, sets out the aggregate Option-SAR Exercises by the named Executive Officers in Table 3, and by all Executive Officers as a group, during 1997, and also sets out numbers of shares of Common Stock underlying currently outstanding options and the putative value of such options at fiscal year-end.

                              Table 5

  Name           Number of      Value         Number of       Value of
                  Shares        Realized      Securities     Unexercised
                 Acquired on       ($)       Underlying     In-the-Money
                   Exercise                  Unexercised      Options/SARs at
                                           Options/SARs at  Fiscal Year-End
                                           Fiscal Year-End       ($)
                                                 (#)          (Exercisable/
                                            (Exercisable/      Unexercisable)
                                           Nonexercisable)
  Richard H. Madsen   -0-         $0.00         13,000          $48,750
  Keith C. Saunders   -0-         $0.00         11,000          $41,250
  R. Barry Arnold     -0-         $0.00         10,000          $37,500
  Darrell F.
     Robinette       1500         $2,875         8,500          $31,875
  Nancy Mortensen     -0-         $0.00         10,000          $37,500
  All Executive
  Officers as         1500        $2,875        52,500          $196,875
  a Group (5 persons,
   including those named
   above)

  # options exercisable within sixty days


               TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Some of the Directors and Executive Officers of the Corporation, members of their immediate families, and corporations and organizations of which they are executive officers or in which they or their immediate families have at least a 10% interest, are customers of, or service providers to, the Corporation. Between January 1, 1997 and December 31, 1997, these persons have had immaterial business transactions in the ordinary course of business with the Corporation, all of which were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The Corporation expects to continue to have such transactions on similar terms in the future.

          COMPLIANCE WITH SECTION 16 REPORTING OBLIGATIONS

  The Directors and Executive Officers of the Corporation are required under the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, the Corporation's common stock. This is a personal
  obligation of the Executive Officers and Directors.   Based on information
  provided to the Corporation by its Directors and Executive Officers, it appears that all Directors and Executive Officers have timely filed these reports during 1997.

  A Severance Pay Plan is available for all associates who have worked full time for at least one year including Executive Officers. The plan pays one week's pay for those who have worked one year but less than two years, and two weeks' pay for those who have worked more than two years.

               LAST YEAR'S (1997) ANNUAL MEETING

  The 1997 Annual Meeting of the Shareholders was held on May 21, 1997 in Salt Lake City, Utah. There were 1,652,311 shares of Common Stock present at the 1997 Annual Meeting in person or by proxy, which number was 75% of those entitled to vote, and thus constituted a legal quorum. Each of the nominees to the Board of Directors was voted upon separately, and each was elected by the affirmative vote of more than 72% of the shares present and voting.

               PROPOSALS FOR SHAREHOLDER ACTION

  Election of Directors

  The persons named in Table 6, below, have been nominated by the Executive Committee for election to the Board of Directors of the Corporation, to serve until the next Annual Meeting or until their successors are elected and qualified. Additional nominations will be accepted from the floor at the Annual Meeting, and interested shareholders are invited to suggest names to the Executive Committee from time to time for nomination as a Director of the Corporation.

  The Bylaws of the Corporation provide for a Board of Directors of up to 20 members. Nine (9) Directors are being nominated by the Executive Committee for election at the 1998 Annual Meeting. The Board knows of no reason why any nominee may be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy. It is the intention of the Proxies to vote FOR the election of ALL of the nominees listed in Table 6, below, in the absence of contrary direction. All of the nominees are current Directors, and were elected to their present term of office by a vote of shareholders at the 1997 Annual Meeting.

  There is set forth below, in Table 6, as to each of the nine (9) nominees for election as a Director, his/her age, the year he/she became a Director of the Corporation, his/her principal occupation, his/her business experience during the past five years, other directorships held at this time and beneficial stock ownership in the Corporation. Directors serving on the Executive (*) or Audit (+) Committees of the Board are also so identified:


               Table 6 - Nominees for Director
  R. BARRY ARNOLD, 53, has been a Director of the Corporation  since 1990.
  He is Vice President and General Merchandise Manager of the Corporation.
  Mr. Arnold beneficially owns 20,367 shares of the Corporation's Common Stock, including 10,000 option shares exercisable within 60 days but not yet exercised and 10,000 shares of restricted stock. This amount represents approximately .93% of the issued and outstanding shares at the Record Date.

  FRED S. BALL, 65, has been  a Director of the Corporation since 1996.  He is a Senior Vice President of Zions First National Bank and President of CreaCtive Marketing. He previously served as President and Chief Executive
  Officer  of the Salt Lake Area Chamber of Commerce.    Mr. Ball beneficially
  owns 400 shares of the Corporation's Common Stock.

  +SPENCER F. ECCLES, 63, has been a Director of the Corporation since 1976. He is Chairman, Chief Executive Officer, and a Director of First Security Corporation (a bank holding company). Mr. Eccles is also a Director of Anderson Lumber Company, Union Pacific Corporation and the Salt Lake Olympic Organizing Committee. He is the beneficial owner of 7,500 shares of the Corporation's Common Stock.

  LELA "LEE" ENCE, 70, has been a Director of the Corporation since 1987. She retired as Executive Director of the University of Utah Alumni Association in 1989. Mrs. Ence beneficially owns 491 shares of the Corporation's Common Stock.
  +A. BLAINE HUNTSMAN, 61, has been a Director of the Corporation since 1977. He was Chairman and Chief Executive Officer of Olympus Capital Corporation, the holding company of Olympus Bank, until its acquisition by Washington Mutual in April 1995. He is also aTrustee of The Achievement Funds Trust,
  a group of seven mutual funds.   Mr. Huntsman is a former Dean and professor
  of the College of Business at the University of Utah. Mr. Huntsman beneficially owns 3,700 shares of the Corporation's common Stock.

  *JAMES S. JARDINE, 51, has been a Director of the Corporation since 1985.
  He is the Managing Director of the law firm of Ray, Quinney & Nebeker (which acts as legal counsel to the Corporation). Mr. Jardine is also a Director of Daw Technologies Inc. and is Secretary to the Salt Lake Olympic Organizing Committee. Mr. Jardine beneficially owns 400 shares of the Corporation's Common Stock.

  *+PATRICIA MADSEN, 69, has been a Director of the Corporation since 1976. She is President of Sterling Furniture Company, and beneficially owns 60,512 shares of the Corporation's Common Stock.1,3

  *RICHARD H. MADSEN, 59, has been a Director of the Corporation since 1988 and is currently the Chairman, President and Chief Executive Officer of the Corporation. He was formerly Chairman and Chief Executive Officer and is currently a Director of Madsen Furniture Galleries. He is also a Director of Zions Bancorporation. Mr. Madsen beneficially owns 188,167 shares of the Corporation's Common Stock which includes 12,000 shares of restricted stock and 13,000 option shares exercisable within 60 days but not yet exercised. This amount represents approximately 8.56% of the issued and outstanding shares at the Record Date.2,3



  *KEITH C. SAUNDERS, 55, has been a Director of the Corporation since 1981, and is Executive Vice President, Chief Financial Officer and Secretary of the Corporation. Mr. Saunders beneficially owns 23,212 shares of the Corporation's Common Stock which includes 10,000 shares of restricted stock and 11,000 option shares exercisable within 60 days but not yet exercised. This amount represents approximately 1.06% of the issued and outstanding shares at the Record Date.
  ______________________
  1Includes 17,137 shares as to which Ms. Madsen shares voting and investment power as a co-trustee or controlling partner of various Madsen family trusts and partnerships, but not including any shares shown for Richard Madsen, as co-trustee, above.
  2Includes 146,905 shares held of record by the Francis A. Madsen Family Voting Trust, as to which Mr. Madsen is Co-Trustee.
  3Madsen Furniture Galleries and Sterling Furniture Co., of which Mr. Madsen and Ms. Madsen are directors, respectively, compete with the Corporation's furniture sales.

  Historical Performance of ZCMI Stock

     The following table and graph compares the cumulative total shareholder return on a hypothetical $100 purchase of ZCMI common stock on December 31, 1992 over a five-year period, to that of a hypothetical $100 purchase of (i) Retail Department Stores stock price index, (ii) Retail Composite including department stores stock price index, and (iii) the average of the high and low stock prices of the Standard & Poor's Retail
  Stores Composite stock price index as of the same date.   The four   indices
  assume  reinvestment of dividends.



  MEASURE           Base93  Jan 94   Jan 95  Jan 96  Jan 97   Jan 98
  ZCMI Common       100.00  123.52   144.12  167.69  191.62   232.70
  Retail Composite  100.00   96.38    89.25   96.23  114.87   170.34
  Retail DS-500     100.00  114.66   101.64  121.39  130.42   171.05
  S&P 500 Index     100.00  112.88   113.48  157.35  198.80   252.30

  OTHER BUSINESS

  Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxies to vote according to their best judgment with respect to such other business.

  On written request, the Corporation will provide, without charge, a copy of the Corporation's Form 10-K Report for 1997 filed with the Securities and Exchange Commission (including the financial statements and the schedules thereto and a list briefly describing the exhibits thereto) to any shareholder. The reports will be available for mailing in May, 1998, and requests should be sent to: Keith C. Saunders, Executive Vice President and Chief Financial Officer, 2200 South 900 West, Salt Lake City, Utah 84137.



  INDEPENDENT AUDITORS

  Upon recommendation of its Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as the independent auditors to examine the accounts of the Corporation and its subsidiaries for the year ending January 31, 1999. This firm has audited the Corporation's accounts for many years and is one of the largest and best known firms of independent certified public accountants. A member of the firm will be in attendance at the Annual Meeting to make a statement on behalf of the firm if he so desires and to answer appropriate questions, if any, from shareholders.

  DEADLINE FOR SHAREHOLDER PROPOSALS

  If any shareholder wishes to present a proposal for action at the 1999 Annual Meeting of the Shareholders, the shareholder must comply with applicable Securities and Exchange Commission Regulations, including adequate notice to the Corporation. Any proposal must be submitted in writing by Certified Mail -- Return Receipt Requested, to Zion's Cooperative Mercantile Institution, Attention: Secretary of the Corporation, 2200 South 900 West, Salt Lake City, Utah, 84137, on or before December 31, 1998.